                                                                    Exhibit 99.2


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                           PRO FORMA VALUATION REPORT

                       PROVIDENT FINANCIAL SERVICES, INC.

                          PROPOSED HOLDING COMPANY FOR
                               THE PROVIDENT BANK
                             Jersey City, New Jersey

                                  Dated As Of:
                                 August 2, 2002

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                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
Financial Services Industry Consultants

                                                                  August 2, 2002

Board of Directors/Board of Managers
Provident Financial Services, Inc.
The Provident Bank
830 Bergen Avenue
Jersey City, New Jersey 07306-4599

Members of the Board:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the mutual-to-stock conversion ("Reorganization") described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Department of Banking and Insurance of the State of New Jersey (the "Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision ("OTS"), most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

Description of Reorganization

     We understand that the Board of Managers of The Provident Bank, Jersey City, New Jersey ("Provident" or the "Bank") has adopted a Plan of Conversion, incorporated herein by reference, pursuant to which the Bank will reorganize from a New Jersey chartered mutual savings bank into a New Jersey chartered stock savings bank. The Reorganization will be accomplished under the laws of the State of New Jersey and the regulations of the Department and the FDIC, and other applicable laws and regulations. In the Reorganization, Provident will become a wholly-owned subsidiary of Provident Financial Services, Inc. ("Provident Financial" or the "Holding Company"), a Delaware corporation. Concurrently, Provident Financial will sell, in the Subscription and Community Offerings, Holding Company common stock in the amount equal to the appraised value of the Bank. Immediately following the conversion, the only significant assets of the Holding Company will be the capital stock of the Bank and the net conversion proceeds remaining after purchase of the Bank's common stock by the Holding Company. Provident Financial will use 50 percent of the net conversion proceeds to purchase the Bank's common stock. A portion of the net conversion proceeds retained by the Holding Company will be loaned to the ESOP to fund the ESOP's stock purchases in the offering, and the remainder will be reinvested into investment securities.

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Washington Headquarters                                 Telephone: (703)528-1700
Rosslyn Center                                            Fax No.: (703)528-1788
1700 North Moore Street, Suite 2210                 Toll-Free No.: (866)723-0594
Arlington, VA 22209                                 E-Mail: mail@rpfinancial.com
www.rpfinancial.com

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RP Financial, LC.
Boards of Directors
August 2, 2002
Page 2

     Concurrent with the Reorganization, Provident Financial will form a charitable foundation called The Provident Bank Foundation ("Foundation"). The Foundation will be funded in an amount equal to 6 percent of the stock offering with a maximum of $24 million, with the form of funding to be 80 percent conversion stock and 20 percent cash.

RP Financial, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting Provident and Provident Financial in the preparation of the post-conversion business plan, we are independent of the Holding Company, the Bank, and the other parties engaged by Provident or Provident Financial to assist in the stock conversion process.

Valuation Methodology

     In preparing our appraisal, we have reviewed the Bank's and the Holding Company's regulatory applications, including the prospectus as filed with the Department, FDIC, FRB and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1997 through 2001, and as of June 30, 2002, and due diligence related discussions with the Bank's management; KPMG Peat Marwick, the Bank's independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Bank's legal counsel for the stock conversion, and Sandler O'Neill & Partners, L.P., the Bank's financial and marketing advisors in connection with Provident Financial's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which Provident operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on Provident and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of Provident Financial. We have reviewed the economy in the Bank's primary market area and have compared Provident's financial performance and condition with selected publicly-traded thrift institutions with similar characteristics as the Bank, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift

RP Financial, LC.
Boards of Directors
August 2, 2002
Page 3

stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

     Our Appraisal is based on Provident's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the assets or liabilities, on or off balance sheet, of the Bank. The valuation considers Provident only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

     Our appraised value is predicated on a continuation of the current operating environment for Provident and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that Provident intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which Provident Financial's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of August 2, 2002, the aggregate pro forma market value of Provident's common stock, including the contribution to the Foundation immediately following the offering, is $425,000,000 at the midpoint, equal to 42,500,000 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

                   Offering     Foundation    Total Shares     Aggregate
Valuation Range     Amount     Contribution      Issued      Market Value
---------------   ----------   ------------   ------------   ------------
                   (Shares)      (Shares)       (Shares)          ($)

Minimum           34,493,000     1,655,700     36,148,700    $361,487,000
Midpoint          40,580,000     1,920,000     42,500,000     425,000,000
Maximum           46,667,000     1,920,000     48,587,000     485,870,000
Supermaximum      53,667,050     1,920,000     55,587,050     555,870,500

RP Financial, LC.
Boards of Directors
August 2, 2002
Page 4

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of Provident as of June 30, 2002, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

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RP Financial, LC.
Boards of Directors
August 2, 2002
Page 5

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market and reflects only a valuation range as of this date for the pro forma market value of Provident Financial immediately upon issuance of the stock.

                                                   Respectfully submitted,

                                                   RP FINANCIAL, LC.

                                               /s/ William E. Pommerening
                                               ---------------------------
                                                   William E. Pommerening
                                                   Chief Executive Officer

                                               /s/ James P. Hennessey
                                               ---------------------------
                                                   James P. Hennessey
                                                   Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                               THE PROVIDENT BANK
                             Jersey City, New Jersey

                                                                                 PAGE
DESCRIPTION                                                                     NUMBER
-----------                                                                     ------
CHAPTER ONE              OVERVIEW AND FINANCIAL ANALYSIS

   Introduction                                                                  1.1
   Plan of Conversion                                                            1.1
   Establishment of a Charitable Foundation                                      1.3
   Strategic Overview                                                            1.3
   Balance Sheet Trends                                                          1.7
   Income and Expense Trends                                                     1.13
   Interest Rate Risk Management                                                 1.18
   Lending Activities and Strategy                                               1.19
   Asset Quality                                                                 1.24
   Funding Composition and Strategy                                              1.25
   Subsidiaries                                                                  1.26
   Legal Proceedings                                                             1.27

CHAPTER TWO              MARKET AREA

   Introduction                                                                  2.1
   Market Area Demographics                                                      2.2
   Local Economy                                                                 2.5
   Market Area Deposit Characteristics                                           2.6

CHAPTER THREE            PEER GROUP ANALYSIS

   Peer Group Selection                                                          3.1
   Financial Condition                                                           3.7
   Income and Expense Components                                                 3.11
   Loan Composition                                                              3.13
   Credit Risk                                                                   3.15
   Interest Rate Risk                                                            3.15
   Summary                                                                       3.18

                                TABLE OF CONTENTS
                               THE PROVIDENT BANK
                             Jersey City, New Jersey
                                   (continued)

                                                                                 PAGE
DESCRIPTION                                                                     NUMBER
-----------                                                                     ------
CHAPTER FOUR             VALUATION ANALYSIS
   Introduction                                                                  4.1
   Appraisal Guidelines                                                          4.1
   RP Financial Approach to the Valuation                                        4.1
   Valuation Analysis                                                            4.2
      1. Financial Condition                                                     4.3
      2. Profitability, Growth and Viability of Earnings                         4.4
      3. Asset Growth                                                            4.6
      4. Primary Market Area                                                     4.6
      5. Dividends                                                               4.7
      6. Liquidity of the Shares                                                 4.8
      7. Marketing of the Issue                                                  4.8
            A. The Public Market                                                 4.9
            B. The New Issue Market                                              4.15
            C. The Acquisition Market                                            4.17
      8. Management                                                              4.18
      9. Effect of Government Regulation and Regulatory Reform                   4.18
   Summary of Adjustments                                                        4.18
   Valuation Approaches                                                          4.19
      1. Price-to-Earnings ("P/E")                                               4.20
      2. Price-to-Book ("P/B")                                                   4.21
      3. Price-to-Assets ("P/A")                                                 4.22
   Comparison to Recent Conversions                                              4.22
   Valuation Conclusion                                                          4.22

RP Financial, LC.

                                 LIST OF TABLES
                               THE PROVIDENT BANK
                             Jersey City, New Jersey

TABLE
NUMBER                          DESCRIPTION                                      PAGE
------                          -----------                                      ----
  1.1    Historical Balance Sheets                                               1.8
  1.2    Historical Income Statements                                            1.14

  2.1    Summary Demographic Information                                         2.3
  2.2    Market Area Unemployment Trends                                         2.5
  2.3    Deposit Summary                                                         2.7

  3.1    Peer Group of Publicly-Traded Thrifts                                   3.3
  3.2    Balance Sheet Composition and Growth Rates                              3.8
  3.3    Income as a Percent of Average Assets and Yields, Costs, Spreads        3.12
  3.4    Loan Portfolio Composition and Related Information                      3.14
  3.5    Credit Risk Measures and Related Information                            3.16
  3.6    Interest Rate Risk Measures and Net Interest Income Volatility          3.17

  4.1    Pricing Characteristics and After-Market Trends                         4.16
  4.3    Public Market Pricing                                                   4.24

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     The Provident Bank ("Provident" or the "Bank"), is a state-chartered mutual savings bank headquartered in Jersey City, New Jersey. Founded in 1839, Provident is the oldest independent financial institution in the State of New Jersey. Provident currently conducts operations through a total of 48 full service branches located in 10 counties throughout northern and central New Jersey (see Exhibit I-1 for the New Jersey counties where the Bank currently operates). As of June 30, 2001, Provident maintained a 1.4 percent share of all New Jersey deposits, ranked 15th in the size of deposits overall. The Bank operates in two primary markets: northern New Jersey and central New Jersey including the shore area of central New Jersey. Overall, the counties in which the Bank operates encompass 69 percent of the entire population of New Jersey, providing the Bank with access to a large base of potential customers.

     Provident is a member of the Federal Home Loan Bank of New York ("FHLB") and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). As of June 30, 2002, the Bank maintained $3.1 billion in assets, $2.5 billion in deposits and $310.6 million in equity, equal to 10.1 percent of assets. For the 12 months ended June 30, 2002, the Bank reported net income of $27.7 million, equal to 0.97 percent of average assets. Provident's audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

     On April 26, 2002, the Board of Managers adopted a plan to reorganize as a bank holding company (the "Reorganization"), whereby Provident will become a wholly-owned subsidiary of Provident Financial Services, Inc. ("Provident Financial" or the "Holding Company") and Provident Financial will conduct an offering of its common stock. Concurrent with the Reorganization, Provident Financial will retain approximately 50% of the net conversion proceeds, and the balance will be invested into the Bank. It is not currently anticipated that Provident Financial will engage in any significant business activity other than ownership of the subsidiary bank and management of the net proceeds retained at the holding company level. The

RP Financial, LC.
Page 1.2

assets and liabilities of the stock subsidiary will be substantially equivalent to those of Provident prior to the Reorganization, before incorporating the impact of the conversion transaction.

     The conversion offering is expected to provide the capital necessary to facilitate continued expansion and diversification. The conversion also provides the opportunity for local stock ownership, which may enhance the financial success of the Bank if local shareholders become/remain customers and promote the Bank's products and services.

     The near term deployment of the net offering proceeds is anticipated to be as follows.

     . Provident Financial is expected to retain up to 50% of the net proceeds of the offering including the proceeds to fund the loan to the ESOP, with the remaining funds invested into the Bank for reinvestment in interest-earning assets. The remaining funds are expected to be initially invested in high quality investment securities with relatively short durations.

          Over time, funds retained by Provident Financial will be utilized for various corporate purposes, including the possible payment of regular and/or special cash dividends, acquisitions, investing additional equity into the Bank and/or repurchases of common stock. Dividends are expected to be paid to Provident Financial from the Bank, provided the Bank remains well-capitalized.

     . Provident. At least 50% of the net proceeds will be invested into the Bank in exchange for all of the Bank's stock. The net investable cash proceeds are expected to be lower based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds invested into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending reinvestment into whole loans and the Bank's regular investment activities.

     On a pro forma basis, Provident is expected to have a capital ratio above regulatory requirements. The Board of Directors has determined to pursue a strategy of controlled growth in order to maintain well-capitalized status, with growth expected to be funded primarily through local retail deposit growth. Provident Financial may also consider various capital management strategies if appropriate to assist in the long-run objective of increasing return on equity.

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RP Financial, LC.
Page 1.3

Establishment of a Charitable Foundation

     In order to enhance the Bank's existing historically strong service and reinvestment activities in the local community, the Plan of Conversion provides for the establishment of The Provident Bank Foundation, Inc. (the "Foundation"), which will be a private charitable foundation established in connection with the conversion. The Plan provides that the Bank and the Holding Company will create the Foundation and fund it in an amount equal to 6 percent of the stock offering with a maximum contribution of $24 million, with the form of funding to be 80 percent conversion stock and 20 percent cash. Funding the majority of the Foundation with shares of common stock of Provident Financial will enable the local community served to share in the growth and the profitability of Provident Financial over the long term through dividends and price appreciation. As such, the Bank believes the Foundation will generate a high level of community goodwill toward the holding company, increase the Bank's local visibility and further enhance the Bank's strong reputation for community service, thereby strengthening Provident's community banking franchise.

     The issuance of shares and the contribution of cash to the Foundation will result in dilution of pro forma book value and earnings per share.

Strategic Overview

     Throughout much of its corporate history, Provident's strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing and savings needs of its local customers in northern and central New Jersey. In this regard, through the early 1980s, Provident pursued a residential lending strategy typical of a thrift institution, with the substantial majority of loans deployed into fixed rate residential mortgage loans. However, commencing in the early 1990s, the management of Provident began to undertake a reorientation of the Bank's operations to a community-oriented institution with a broader line of commercial and consumer products. Additionally, pursuant to this strategy, Provident has sought to emphasize a community bank operating strategy, emphasizing service, its local orientation and a relatively broad array of products and services. Accordingly, Provident has implemented a three-prong lending strategy which has focused on: (1) commercial lending, including commercial and multi-family mortgage loans as well as commercial and industrial

RP Financial, LC.
Page 1.4

loans ("C&I loans"); (2) residential mortgage lending for portfolio; and (3) selling longer term fixed rate residential mortgage loans (generally conforming loans with 20 year maturities or more) into the secondary market on a servicing retained basis.

     Since Provident has historically been a residential lender and most of the remainder of its interest-earning assets have been deployed into either investment securities or mortgage-backed securities ("MBS"), Provident has been required to develop the infrastructure required to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, Provident has employed approximately14 commercial loan officers (including 6 focusing on C&I lending, 7 concentrating on commercial real estate lending and one officer at the senior vice president level to provide oversight to the overall commercial lending operation). Other steps taken to facilitate the development of commercial accounts include more intensive marketing and the institution of various incentive programs for Bank personnel. Furthermore, the Bank has upgraded its data processing system to enhance the ability to service commercial accounts. Additionally, the Bank has offered ancillary products such as cash management services in order to effectively build the level of commercial account relationships.

     While the commercial loan portfolio has expanded in recent years, the loan portfolio composition continues to reflect the Bank's history of residential lending. Commercial loans, including commercial and multi-family mortgage loans as well as C&I loans comprised approximately 42.49 percent of net loans (including mortgage warehouse loans equal to 7.66 percent of net loans) while loans secured by 1-4 family mortgage loans equaled 38.43 percent of net loans and consumer loans equaled 15.32 percent of net loans. The Bank's preference is to originate adjustable rate residential loans for portfolio and sell longer term fixed rate loans on a servicing retained basis to the secondary market (primarily Freddie Mac). On a more limited basis, Provident's lending activities include diversification into construction loans.

     Provident's focus on building commercial account relationships implies a greater degree of credit risk compared to loan portfolios that reflect higher concentrations of 1-4 family loans. However, the Bank has sought to limit the credit risk exposure associated with its lending strategy, through emphasizing origination of such loans in local markets and to established lending relationships with favorable credit histories. Credit risk associated with the loan

RP Financial, LC.
Page 1.5

portfolio has also been limited by the strength of the local economy, implementation of what are believed by management to be conservative underwriting guidelines and building the level of loss reserves relative to non-performing assets and loans outstanding. Economic growth has been supported by relatively favorable trends in such key industry sectors as pharmaceutical, financial services, and real estate. These industries serve as the cornerstone of the economy in the Bank's market which have, in turn, facilitated growth in most areas of the regional economy. In general, the primary market area has had low unemployment and increasing real estate values, which has increased demand for new construction of both residential and commercial properties. More recently, the local economy has slowed in conjunction with the national recession, although there has yet to be any notable impairment in local real estate values and deterioration in credit quality has yet to be experienced in the Bank's loan portfolio.

     Investments serve as a supplement to Provident's lending activities. Provident's investment strategy emphasizes low risk types of investments, with the intent of providing ample liquid funds and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investment securities held by the Bank consist primarily of collateralized mortgage obligations ("CMOs"), corporate and municipal bonds as well U.S. Government and agency securities. In recent years, the Bank has emphasized purchases of CMOs with average durations of approximately 2 to 5 years for yield enhancement. The Bank's investment strategy also continues to emphasize investment in corporate bonds, muni and U.S. Government and agency obligations. Corporate obligations are generally required to be rated "A" or better at the time of acquisition. The majority of Provident's investment securities are classified as available for sale ("AFS").

     Coupled with the gradual reorientation of Provident's operations into a community bank, Provident has been seeking to expand its retail franchise, both internally through growth of loans and deposits and externally through acquisitions. Provident seeks to grow internally based on service, by offering a wide array of products, through intensive marketing and the establishment of de novo branches in targeted markets. At the same time, the Bank faces significant competition from many competitors, several of which are substantially larger than Provident, which tends to limit the ability to grow profitably. As a result, management has sought to supplement internal growth through the purchase of branches (both with and without deposits);

RP Financial, LC.
Page 1.6

five offices were acquired in 1998 as part of a whole bank acquisition and the Bank has recently entered into a contract to acquire two offices with a total of approximately $22.7 million of deposits from another local financial institution. Provident has continually explored other acquisition opportunities, including both whole bank acquisitions and branches, and will continue to explore such opportunities in the future. Management believes that the additional capital raised in the stock offering will enhance the Bank's ability to consummate branch or whole institution acquisitions in the future.

     Retail deposits have consistently served as the primary funding liability for the Bank, while borrowings have been used to a limited degree, both in conjunction with a commercial checking account program offered by the Bank as well as for asset-liability management and liquidity purposes. The majority of Provident's depositors reside in areas proximate to Provident's offices in northern and central New Jersey.

     Management expects that the future activities of the Bank will continue to focus on products and services which have facilitated asset, equity and earnings growth to date. Specifically, the largest segment of Provident's business will continue to be an orientation towards retail deposit products and retail banking services, building commercial account relationships, and continuing to invest in residential mortgage loans, including both 1-4 family and multi-family loans.

     A key component of Provident's business plan is to complete the planned conversion stock offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for asset growth, including growth through acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. Moreover, as a stock company, it is contemplated that the ability to offer Provident Financial stock as consideration will facilitate increased opportunities to grow through acquisition. Comparatively, in the current mutual structure, growth through acquisition is substantially limited to utilizing cash as consideration, which is often viewed as a less attractive type of consideration by potential acquisition candidates.

     Provident anticipates that growth opportunities will also result from on-going implementation of an aggressive retail banking strategy, in which growth will be realized

RP Financial, LC.
Page 1.7

through establishing additional branches that complement the existing branch network and through placing more of an emphasis on developing and marketing products and services that address the needs of retail customers. Additionally, opportunities for retail growth will continue to be realized from large bank consolidation in the local market and the resulting fallout of customers who are attracted to Provident's community-bank orientation and emphasis on customer service.

Balance Sheet Trends

     Table 1.1 shows historical summary balance sheet and other financial information for Provident from the end of fiscal 1997 to June 30, 2002. As discussed previously, over the last 5 years, Provident has implemented a strategy of controlled growth and expansion, both through internal growth at existing branches, as well as through the addition of five branches as part of a whole bank acquisition. Overall, asset growth over the period shown in Table 1.1 has been moderate, as Provident's total assets increased from $2.1 billion at the end of fiscal 1997, to $3.1 billion at June 30, 2002, which reflects a 9.24 percent compounded annual growth rate. Over this period, loan growth was modestly below the rate of growth for investments and thus, loans decreased in proportion to total assets. Loans increased from $1.4 billion as of the end of fiscal 1997 to $1.9 billion as of June 30, 2002, reflecting a 7.28 percent compounded annual growth rate while total investments (including both HTM and AFS securities) increased from $489.1 million as of December 31, 1997, to $838.6 million as of June 30, 2002, reflecting a 12.69 percent compounded annual growth rate.

     The Bank's assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities and increased at a 8.31 compounded annual rate since 1997. Borrowings have increased at a comparatively faster pace equal to 25.48 percent annually. The factors leading to the increase in borrowings are primarily twofold: (1) the Bank also utilized advances to lock in longer term funds at favorable interest rates or in match funding transactions; and (2) a portion of the growth in borrowed funds is associated with the Bank's commercial checking accounts wherein the Bank provides commercial account customers with a "sweep" product which is classified as a retail repurchase agreement. In the future, Provident may utilize FHLB advances more heavily in several ways as

RP Financial, LC.

                                    Table 1.1
                               The Provident Bank
                            Historical Balance Sheets
                         (Amount and Percent of Assets)

                                                    For the Fiscal Year Ended December 31,
                                       ---------------------------------------------------------------
                                               1997                  1998                  1999
                                       -------------------   -------------------   -------------------
                                         Amount      Pct       Amount      Pct       Amount      Pct
                                       ----------   ------   ----------   ------   ----------   ------
                                         ($000)      (%)       ($000)      (%)       ($000)      (%)
Total Amount of:

   Assets                              $2,060,205   100.00%  $2,454,586   100.00%  $2,578,249   100.00%
   Cash and Cash Equivalents               86,654     4.21%     106,790     4.35%      54,193     2.10%
   Investment Securities - HTM            290,776    14.11%     233,099     9.50%     162,680     6.31%
   Investment Securities - AFS            198,287     9.62%     317,464    12.93%     361,832    14.03%
   FHLB Stock                              11,089     0.54%      12,474     0.51%      12,474     0.48%
   Goodwill and Core Deposit Value          8,192     0.40%      29,368     1.20%      27,979     1.09%
   Loans Receivable (net)               1,399,575    67.93%   1,680,091    68.45%   1,876,433    72.78%
   Deposits                             1,764,080    85.63%   2,056,053    83.76%   2,096,604    81.32%
   Borrowed Funds                          70,192     3.41%     146,620     5.97%     216,641     8.40%
   Total Equity                           203,651     9.88%     224,019     9.13%     236,664     9.18%

   Loans/Deposits                                    79.34%                81.71%                89.50%
   IEA/IBL (Average)                                  1.13                  1.14                  1.13

   Non-Performing Loans/Loans                         0.43%                 0.33%                 0.43%
   Non-Performing Assets/Assets                       0.32%                 0.23%                 0.31%
   Allow. for Loan Losses as a % of:
      Non-Performing Loans                          247.63%               316.94%               233.93%
      Gross Loans Receivable                          1.06%                 1.02%                 0.99%

   Number of Full Service Offices                       41                    49                    52

                                         For the Fiscal Year Ended December 31,                          Compounded
                                       -----------------------------------------          As of            Annual
                                               2000                  2001             June 30, 2002      Growth Rate
                                       -------------------   -------------------   ---------------------------------
                                         Amount      Pct       Amount       Pct      Amount      Pct         Pct
                                       ----------   ------   ----------   ------   ----------   ------   -----------
                                         ($000)      (%)       ($000)       (%)      ($000)      (%)         (%)
Total Amount of:
   Assets                                                    $2,869,717   100.00%  $3,066,277   100.00%      9.24%
   Cash and Cash Equivalents           $2,641,579   100.00%     107,403     3.74%     146,604     4.78%     12.39%
   Investment Securities - HTM             67,302     2.55%     112,951     3.94%     110,131     3.59%    -19.41%
   Investment Securities - AFS            124,059     4.70%     494,716    17.24%     728,509    23.76%     33.53%
   FHLB Stock                             335,039    12.68%      12,555     0.44%      11,514     0.38%      0.84%
   Goodwill and Core Deposit Value         12,803     0.48%      23,742     0.83%      22,654     0.74%     25.36%
   Loans Receivable (net)                  25,594     0.97%   1,994,636    69.51%   1,919,729    62.61%      7.28%
   Deposits                             1,954,992    74.01%   2,341,723    81.60%   2,526,611    82.40%      8.31%
   Borrowed Funds                       2,168,336    82.08%     195,767     6.82%     194,925     6.36%     25.48%
   Total Equity                           179,903     6.81%     292,130    10.18%     310,568    10.13%      9.83%
                                          263,072     9.96%
   Loans/Deposits                                                          85.18%                75.98%
   IEA/IBL (Average)                                 90.16%                 1.15                 1.15
                                                       1.14
   Non-Performing Loans/Loans                                               0.40%                 0.24%
   Non-Performing Assets/Assets                       0.48%                 0.28%                 0.15%
   Allow. for Loan Losses as a % of:                  0.37%
      Non-Performing Loans                                                271.02%               474.56%
      Gross Loans Receivable                        213.06%                 1.09%                 1.13%
                                                      1.02%
   Number of Full Service Offices                                             48                    48
                                                        49

Source:  Provident's prospectus.

RP Financial, LC.
Page 1.9

follows: (1) in connection with potential leveraging and/or interest rate risk management strategies; and (2) the Bank has targeted the commercial checking (including the sweep accounts) program for growth as it seeks to continue to develop its commercial lending and depository relationships.

     Equity has increased steadily since the end of fiscal 1997, reflecting the retention of Provident's earnings, and has been maintained in the range of 9.1 percent to 10.2 percent. The Bank's equity contained a small amount of goodwill and core deposit value as of June 30, 2002 ($22.7 million or 0.7 percent of assets), resulting from prior whole bank and branch acquisitions; tangible equity equaled $287.9 million, or 9.4 percent of assets as of June 30, 2002. A summary of Provident's key operating ratios for the past five years is presented in Exhibit I-3.

     Loans Receivable

          Provident's balance of net loans receivable increased at an 9.26 percent annual rate from the year end 1997 through year end 2001, increasing as a percent of assets from 67.9 percent at year end 1997 to 69.51 percent at December 31, 2001. Loan growth was recorded throughout the past four fiscal years, with net loan growth ranging from a low of $40.6 million in 2001 to a high of $292.0 million in 1998. Growth of the loan portfolio has been focused in commercial loans including both C&I and mortgage loans while funding mortgage warehouse lines for mortgage bankers has also become a significant niche for the Bank. The loan portfolio shrank over the first six months of fiscal 2002, primarily owing to high prepayment activity and fixed rate loan sales in the residential portfolio which have prevailed in the current low interest rate environment.

          Currently, 1-4 family mortgage loans comprise the largest single segment of the loan portfolio, equal to 38.4 percent of net loans. The residential mortgage loan portfolio consists primarily of adjustable rate mortgage ("ARM") loans and generally, fixed rate loans with maturities of 15 years or less. The Bank's general philosophy is to seek to originate adjustable rate loans and/or fixed rate loans with maturities of 15 years or less for portfolio and sell longer-term fixed rate loans through various secondary market conduits (primarily Freddie Mac) on a servicing retained basis.

RP Financial, LC.
Page 1.10

          The reorientation of Provident's operations to a more bank-like operating strategy, is evidenced in the loan portfolio composition which shows that multi-family and commercial mortgages increased to 27 percent of net loans, while commercial non-mortgage loans increased to 8 percent of total loans as of June 30, 2002.

     Investment and Mortgage Backed Securities

          The intent of Provident's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Bank's overall credit and interest rate risk objectives. Over the past five years, Provident's balance of cash and total investment securities ranged from a low of 19.93 percent of assets at year end 2000 to a high of 32.13 percent as of June 30, 2002. In recent years, Provident's investment strategy has emphasized investment in CMOs, which has increased in proportion to other investment securities. As of June 30, 2002, CMOs accounted for $427.2 million or 50.9 percent of the investment portfolio. Other investments held by Provident at June 30, 2002, consisted of U.S. Government and agency obligations ($107.6 million), U.S. government and agency mortgage-backed securities mortgage-backed securities ($42.5 million), corporate securities ($174.4 million) and state and municipal obligations ($86.9 million). Provident also has an $11.5 million investment in FHLB stock. To support management of interest rate risk and liquidity, the Provident's current philosophy has been to classify all new investment purchases as available-for-sale, with the exception of state and municipal bond investments.

          As of June 30, 2002, securities classified as available for sale and held to maturity equaled $728.5 million and $110.1 million, respectively. Provident had an unrealized gain of $12.9 million on investments held as available-for-sale, as of June 30, 2002 and $2.9 million on its held-to-maturity investments. Provident's cash and cash equivalent funds totaled $146.6 million or 4.78 percent of assets at June 30, 2002, which was at the high end of the range of cash and cash equivalents that has been maintained by the Provident over the past five years. Exhibit I-4 provides historical detail of the Provident's investment portfolio.

     Bank Owned Life Insurance

          As of June 30, 2002, the balance of bank owned life insurance ("BOLI") totaled $46.2 million, which reflects growth relative to the prior two fiscal year ends owing to increases in the

RP Financial, LC.
Page 1.11

cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank's management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

     Goodwill and Core Deposit Value

          Goodwill and core deposit value totaled $19.9 million and $2.7 million, respectively as of June 30, 2002, reflecting a reduction from the fiscal year end peak level of $29.4 million in 1998. The goodwill and core deposit value are the result of several acquisitions including one completed in fiscal 1998 and one completed in fiscal 1995. Pursuant to SFAS No. 141, the Bank has ceased amortizing goodwill as of the fiscal 2001 year end and is periodically evaluating the remaining unamortized goodwill balance for impairment. The Bank continues to amortize the value of core deposits and expects to record a $1.0 million core deposit amortization expense in fiscal 2002.

          The Bank will be acquiring two branches and approximately $22.7 million of deposits from another financial institution with the transaction expected to be completed by the end of fiscal 2002. Preliminary management estimates are that the intangibles created in the prospective branch acquisition will approximate $0.5 million.

     Funding

          Over the past five years, Provident's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1997 through June 30, 2002, the Bank's deposits increased at an annual rate of 8.31 percent. Deposit growth has been sustained at an uneven pace throughout the past four and one-half fiscal years, with the most notable increase occurring in 1998 and 1999. The Bank reported an influx of deposit funds in the first half of fiscal 2002, which management attributes to three factors including: (1) Provident's ongoing marketing efforts; (2) competitive rates; and (3) depositors "parking" funds in insured liquid accounts at the Bank in view of uncertainty with respect to the future performance of the economy and recent bear market in stocks.

RP Financial, LC.
Page 1.12

          In recent years, the Bank's deposit composition has exhibited a shift towards a higher concentration of transaction and savings accounts, reflecting relatively stronger growth in those accounts compared to CD growth. Most of the recent growth in transaction and savings accounts has been comprised of growth in savings accounts. As of June 30, 2002, transaction and savings accounts equaled 57.2 percent of total deposits.

          Borrowed funds are at moderate levels but have been increasing over the last five fiscal years. As of June 30, 2002, borrowed funds outstanding totaled $194.9 million and consisted of FHLB-New York advances and retail repurchase agreements (i.e., sweep accounts for commercial account customers. It is management's preference to rely on deposits to fund operations, however, the Bank utilizes borrowings under several circumstances: (1) in conjunction with its offering of sweep accounts to commercial account customers; (2) when such funds are priced attractively relative to deposits; (3) to lengthen the duration of liabilities and in match funding transactions; (4) to enhance earnings when attractive arbitrage opportunities arise (i.e., the Bank is considering employing borrowings to fund the purchase of investments at a spread on a post-offering basis); and (5) to generate additional liquid funds, if required.

          The repurchase agreements on Provident's balance sheet are related to a program whereby the Bank offers its commercial customers a sweep investment product. The account is collateralized with investments which is self-trusteed by the Bank. This program has been very successful with both the Bank's commercial customers and for Provident. As of June 30, 2002, retail repurchase agreements had a balance of $42.8 million.

     Capital

          Earnings since December 31, 1997, have led to growth in the balance of GAAP and tangible equity to 10.13 and 9.39 percent, respectively. Since fiscal year end 1997, retained earnings, and an increase in accumulated comprehensive income have translated into an annual capital growth rate of 9.83 percent for the Bank. The Bank maintains significant capital surpluses relative to all of its regulatory capital requirements as reflected in the schedule below. The additional capital realized from the stock conversion offering will serve to further strengthen the Bank's capital position and support the growth strategies contemplated in its business plan.

RP Financial, LC.
Page 1.13

At the same time, as the result of the Bank's relatively high pro forma capital position, Provident's ROE will initially be depressed from current levels following its conversion.

                                                      Capital
                                                        Over
                                Required    Actual    Required
                                 Capital    Capital    Amount
                                --------   --------   --------
                                 ($000)     ($000)     ($000)

Tier I Leverage Capital Ratio   $119,217   $279,979   $160,762
Risk-Based Capital: Tier I        80,914    279,979    199,065
Risk-Based Capital: Total        161,827    301,937    140,110

Source: Prospectus.

Income and Expense Trends

     Table 1.2 shows the Bank's historical income statements for the fiscal years from 1997 through 2001 and for the twelve months ended June 30, 2002. Overall, Provident's net income reflects a growth trend in dollar terms but has fluctuated in a range of 0.80 percent to 0.97 percent of average assets, reflecting the benefits of expansion of the base of interest-earning assets. Specifically, net earnings increased from $19.1 million (0.96 percent of average assets) in fiscal 1997, to $27.7 million (0.97 percent of average assets) for the twelve months ended June 30, 2002. Provident's recurring earnings have fluctuated over the last five fiscal years while comparing closely to reported earnings as non-operating items have been relatively limited. The components of profitability are explored below.

     Net Interest Income

          Provident's ratio of net interest income to average assets decreased modestly between fiscal 1997 and 1999, from 3.70 percent to 3.62 percent, respectively, as a result of several factors including a gradual leveraging of the Bank's capital ratio and a less favorable interest rate environment (i.e., a flattened yield curve experienced through the end of fiscal 2000). Subsequently, from the beginning of fiscal 2001 to date, the Bank's spreads and margins have improved as deposit costs declined at a faster pace than the Bank's asset yields (see Exhibit I-5 for details regarding the Bank's yields and costs). Management attributes the improving spreads

RP Financial, LC.

                                    Table 1.2
                               The Provident Bank
                          Historical Income Statements

                                                           For the Fiscal Year Ended December 31,
                                                 ---------------------------------------------------------
                                                        1997                1998                1999
                                                 -----------------   -----------------   -----------------
                                                  Amount    Pct(1)    Amount    Pct(1)    Amount    Pct(1)
                                                 --------   ------   --------   ------   --------   ------
                                                  ($000)     (%)      ($000)     (%)      ($000)     (%)
Interest Income                                  $140,026    7.05%   $149,983    7.00%   $166,046    6.77%
Interest Expense                                  (66,589)  -3.35%    (70,890)  -3.31%    (77,244)  -3.15%
                                                 --------   -----    --------   -----    --------   -----
      Net Interest Income                        $ 73,437    3.70%   $ 79,093    3.69%   $ 88,802    3.62%
Provision for Loan Losses                          (2,350)  -0.12%     (1,950)  -0.09%     (2,100)  -0.09%
                                                 --------   -----    --------   -----    --------   -----
      Net Interest Income after Provisions       $ 71,087    3.58%   $ 77,143    3.60%   $ 86,702    3.53%

Other Operating Income                             12,186    0.61%     15,005    0.70%     15,688    0.64%
Operating Expense                                 (52,735)  -2.66%    (60,985)  -2.85%    (71,853)  -2.93%
                                                 ---------  -----    --------   -----    --------   -----
      Net Operating Income                       $ 30,538    1.54%   $ 31,163    1.46%   $ 30,537    1.24%

Non-Operating Items
Litigation Settlement Expense                    $     --    0.00%   $     --    0.00%   $     --    0.00%
Gain on Equity Securities                              --    0.00%         --    0.00%         --    0.00%
Gain on the Sale of Fixed Assets                       --    0.00%         --    0.00%         --    0.00%
Merger-Related Break-up Fee                            --    0.00%         --    0.00%         --    0.00%
                                                 --------   -----    --------   -----    --------   -----
      Total Non-Operating Income/(Expense)       $     --    0.00%   $     --    0.00%   $     --    0.00%

Net Income Before Tax                            $ 30,538    1.54%   $ 31,163    1.46%   $ 30,537    1.24%
Income Taxes                                      (11,484)  -0.58%    (11,465)  -0.54%    (10,907)  -0.44%
                                                 --------   -----    --------   -----    --------   -----
   Net Income Before Change in Acct. Principle   $ 19,054    0.96%    $19,698    0.92%   $ 19,630    0.80%
Cumulative Effect of Change in Acct. Principle         --    0.00%         --    0.00%         --    0.00%
                                                 --------   -----    --------   -----    --------   -----
   Net Income                                    $ 19,054    0.96%   $ 19,698    0.92%   $ 19,630    0.80%

Estimated Core Net Income
Net Income (Before Cum. Effect of Acct. Change   $ 19,054    0.96%   $ 19,698    0.92%   $ 19,630    0.80%
Addback(Deduct): Non-Recurring (Inc)/Exp               --    0.00%         --    0.00%         --    0.00%
Tax Effect (1)                                         --    0.00%         --    0.00%         --    0.00%
                                                 --------   -----    --------   -----    --------   -----
      Estimated Core Net Income                  $ 19,054    0.96%   $ 19,698    0.92%   $ 19,630    0.80%

Memo:
         Expense Coverage Ratio (2)                139.26%             129.69%             123.59%
         Efficiency Ratio (3)                       61.59%              64.81%              68.77%
         Efficiency Ratio (4)                       61.59%              64.81%              68.77%
         Effective Tax Rate                         37.61%              36.79%              35.72%

                                                 For the Fiscal Year Ended December 31,
                                                 --------------------------------------  For the Twelve Months
                                                        2000                2001          Ended June 30, 2002
                                                 -----------------   -----------------   ---------------------
                                                  Amount    Pct(1)    Amount    Pct(1)      Amount    Pct(1)
                                                 --------   ------   --------   ------     --------   ------
                                                  ($000)     (%)      ($000)     (%)        ($000)     (%)
Interest Income                                  $179,520    6.87%   $180,979    6.61%     $178,524    6.26%
Interest Expense                                  (89,690)  -3.43%    (84,523)  -3.09%      (71,299)  -2.50%
                                                 --------   -----    --------   -----      --------   -----
      Net Interest Income                        $ 89,830    3.44%   $ 96,456    3.52%     $107,225    3.76%
Provision for Loan Losses                          (2,060)  -0.08%     (1,900)  -0.07%       (1,900)  -0.07%
                                                 --------   -----    --------   -----      --------   -----
      Net Interest Income after Provisions       $ 87,770    3.36%   $ 94,556    3.46%     $105,325    3.69%

Other Operating Income                             17,276    0.66%     21,236    0.78%       21,640    0.76%
Operating Expense                                 (72,190)  -2.76%    (80,629)  -2.95%      (87,139)  -3.05%
                                                 --------   -----    --------   -----      --------   -----
      Net Operating Income                       $ 32,856    1.26%   $ 35,163    1.29%     $ 39,826    1.40%

Non-Operating Items
Litigation Settlement Expense                    $ (3,675)  -0.14%   $     --    0.00%     $     --    0.00%
Gain on Equity Securities                              --    0.00%         --    0.00%          959    0.03%
Gain on the Sale of Fixed Assets                       --    0.00%         --    0.00%          192    0.01%
Merger-Related Break-up Fee                         1,000    0.04%         --    0.00%           --    0.00%
                                                 --------   -----    --------   -----      --------   -----
      Total Non-Operating Income/(Expense)       $ (2,675)  -0.10%   $     --    0.00%     $  1,151    0.04%

Net Income Before Tax                            $ 30,181    1.16%   $ 35,163    1.29%     $ 40,977    1.44%
Income Taxes                                       (9,283)  -0.36%    (11,083)  -0.41%      (12,742)  -0.45%
                                                 --------   -----    --------   -----      --------   -----
   Net Income Before Change in Acct. Principle   $ 20,898    0.80%   $ 24,080    0.88%     $ 28,235    0.99%
Cumulative Effect of Change in Acct. Principle         --    0.00%         --    0.00%         (519)  -0.02%
                                                 --------   -----    --------   -----      --------   -----
   Net Income                                    $ 20,898    0.80%   $ 24,080    0.88%     $ 27,716    0.97%

Estimated Core Net Income
Net Income (Before Cum. Effect of Acct. Change   $ 20,898    0.80%   $ 24,080    0.88%     $ 28,235    0.99%
Addback(Deduct): Non-Recurring (Inc)/Exp            2,675    0.10%         --    0.00%       (1,151)  -0.04%
Tax Effect (1)                                       (990)  -0.04%         --    0.00%          426    0.01%
                                                 --------   -----    --------   -----      --------   -----
      Estimated Core Net Income                  $ 22,583    0.86%   $ 24,080    0.88%     $ 27,510    0.96%

Memo:
         Expense Coverage Ratio (2)                124.44%             119.63%               123.05%
         Efficiency Ratio (3)                       70.18%              68.51%                67.02%
         Efficiency Ratio (4)                       67.40%              68.51%                67.62%
         Effective Tax Rate                         30.76%              31.52%                31.10%

(1)  Reflects an estimated 37 percent effective tax rate for each period.
(2)  Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other operating income.
(4) Excludes the impact of non-operating items from the efficiency ratio calculation.

Source: Provident's prospectus.

RP Financial, LC.
Page 1.15

to an easing of monetary policy by the Federal Reserve ("Fed") which has steepened the yield curve and facilitated a relatively steep reduction in Provident's funding costs and the ongoing benefit of the gradual restructuring of the Bank's balance sheet to include a higher proportion of commercial mortgage and C&I loans.

     Non Interest Income

          Other income has shown an upward trend in dollar terms and as a percent of average assets since fiscal 1997, from $12.2 million (0.61 percent of average assets) to $21.6 million (0.76 percent of average assets) for the twelve months ended June 30, 2002, reflecting Provident's balance sheet growth, expansion of overall business volumes and continued growth of fee generating products such as commercial lending and transaction accounts. The bulk of Provident's fee income is comprised of fees related to its depository activities, lending, and mortgage servicing. However, the Bank has also diversified into non-traditional product lines which includes a minority ownership interest in a title agency and the sales of insurance products including annuities as well as stocks, bonds, and mutual funds. Additionally, the Bank has recently acquired a mortgage subsidiary ("Provident Mortgage") which specializes in the origination and sale of FHA/VA loans in New Jersey. Non-interest income was further enhanced by the purchase of BOLI in fiscal 2000, wherein the income from the increase in the cash surrender value of the policies is reflected as non-interest income. Provident is planning to increase the level of non-interest fee income in the future by continuing to develop fee generating commercial loan and deposit relationships and by expanding non-traditional products and services. However, any growth in the level of non-interest operating income is expected to be gradual.

     Operating Expense

          Operating expenses increased both in dollar terms and as a percent of average assets for the period from fiscal 1997 through the twelve months ended June 30, 2002. For the twelve months ended June 30, 2002, operating expenses totaled $87.1 million, equal to 3.05 percent of average assets. The growth in operating expenses over the last five fiscal years is due to a variety of factors including the overall growth of the Bank, the employment of additional lending

RP Financial, LC.
Page 1.16

staff as well as the addition of staff at new branches and the costs associated with conversion to a new data processing system in 2001, among other factors.

          Further upward pressure will be placed on the Bank's operating expense ratio in the forthcoming year due to planned expansion. The Bank is in the process of completing an acquisition of two branch offices and Provident plans to continue to open offices on a de novo basis in the future (the Bank's business plan contemplates opening 6 to 12 branches over the first 3 years following the conversion). Also, there are expected to be increased costs associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.

          Provident's efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income excluding non-operating items) of approximately 68 percent during the twelve months ended June 30, 2002, is relatively consistent with the level of the last three fiscal years but is above the more favorable level reported in fiscal 1997 and 1998.

     Loan Loss Provisions

          The Bank has historically maintained strong asset quality and loan losses have been limited. Accordingly, notwithstanding the increased emphasis on high risk-weight lending (i.e., commercial mortgage and non-mortgage loans) and overall expansion of the loan portfolio, the level of loan chargeoffs have been low and the level of loan loss provisions required to be established pursuant to the Bank's policies has diminished. In the five fiscal years through fiscal 2001, Provident established loan loss provisions at the rate of between $1.9 million and $2.4 million. For the twelve months ended June 30, 2002, loan loss provisions equaled $1.9 million, or 0.07 percent of average assets. Going forward, management of the Bank intends to continue to evaluate the adequacy of the level of allowances for loan losses ("ALLs") on a regular basis, establishing additional loan loss provisions in accordance with the Bank's asset classification and loss reserve policies.

     Non-Operating Items

          Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years. The components of non-operating income and expense have consisted of $3.7 million of litigation settlement expenses incurred in fiscal 2000 which were partially offset

RP Financial, LC.
Page 1.17

by a $1.0 million gain realized on the payment of merger-related break-up fee paid by another financial institution in connection with the termination of an agreement to be acquired by Provident. The only other significant non-operating items consisted of gains on securities equal to $959,000 and gains on the sale of real estate equal to $192,000. Net non-operating income aggregated to $1.2 million on a pre-tax basis.

     Taxes

          The Bank's tax rate has ranged from approximately 35.7 to 37.6 percent from fiscal 1997 to fiscal 1999. During fiscal 2000, the Bank formed a real estate investment trust ("REIT") subsidiary ("PSB Funding") for the purpose of providing financial flexibility with the additional benefit of minimizing state tax liability. In this regard, the Bank has contributed real estate loans to the REIT in exchange for stock and income generated through the REIT structure is subject to a 100 percent exclusion from state income taxes (i.e., a dividends received deduction). As a result of the establishment of the REIT coupled with expanded investment in tax-advantaged state and municipal securities, Provident's average tax rate declined to approximately 31 percent in fiscal 2000 and 2001 and for the twelve months ended June 30, 2002.

          The New Jersey State Legislature enacted legislation in July 2002, which changed the state tax code such that the Bank's marginal state tax rate will be increased from 3 percent to 9 percent, and alternative minimum state tax assessments based on gross receipts and gross profits were also established. However, management and the Bank's independent accountants believe that several provisions in the legislation will minimize the impact to the Bank's effective tax rate.

     Change in Accounting Principle

          In accordance with FASB Statement No. 142, the Bank performed a goodwill impairment test on the goodwill associated with the purchase of Provident Mortgage Company. It was determined that the goodwill was impaired and Provident recorded an expense of $519,000, as a cumulative effect of a change in accounting principal.

RP Financial, LC.
Page 1.18

Interest Rate Risk Management

     Provident manages interest rate risk from both the asset and liability sides of the balance sheet. To control interest rate risk, Provident has implemented several strategies as follows:

     . Emphasizing the origination of adjustable rate loans and selling a portion of longer term fixed rate loans originated to the secondary market;

     . Diversifying into other types of short-term or adjustable rate lending, including primarily commercial, construction and consumer lending;

     . Building a community bank orientation so as to facilitate an increase in non-interest fee income and the proportion of low-cost transaction deposit accounts;

     . Maintaining a relatively short-term investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

     .    Promoting longer term CDs to the extent possible;

     . Taking down term FHLB advances when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities.

     . Maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities; and

     .    Limiting investment in fixed assets and emphasizing asset quality.

     These strategies have generally served to increase the sensitivity of the Bank's assets to changes in interest rates and lengthen the duration of liabilities. The rate shock analysis as of June 30, 2002 (see Exhibit I-6) reflects a modest liability sensitive position with the present value of equity ("PVE") declining by a projected 213 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock PVE ratio equal to 13.98 percent. By way of comparison, the Office of Thrift Supervision ("OTS") estimates PVE data on a regional and national basis. Based on OTS estimates incorporating March 31, 2002 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock PVE ratio for all thrifts operating in the OTS Northeast Region equaled 8.96 percent, which reflects a 230 basis point decline relative to the base scenario.

     The PVE analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The PVE analysis indicates that Provident has a higher PVE ratio and a

RP Financial, LC.
Page 1.19

slightly lower interest sensitivity measure (i.e., the change in the post-shock PVE ratio is more limited than OTS regulated savings institutions) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for savings institutions. In this regard, the Bank's interest rate risk exposure is moderated by the increase in shorter term and higher yielding commercial loans and Provident's practice of selling longer term conforming fixed rate loans into the secondary market.

     Overall, the data suggests that the Bank's earnings would be moderately impacted by changes in market interest rate levels. On a pro forma basis, the Bank's interest rate risk position is expected to improve as the conversion proceeds are reinvested in interest earning assets.

Lending Activities and Strategy

     Provident's lending strategy has been developed to take advantage of (1) the Bank's historical strengths in the areas of permanent residential mortgage and residential construction lending; (2) the relatively stable economy prevailing in the Bank's markets; and (3) perceived opportunities in commercial lending that will enable Provident to build its community bank franchise.

     Provident's lending operations consists of three major segments: residential mortgage lending, commercial and consumer lending in conjunction with the long-standing commitment to become a full-service community bank, and secondary market operations in which Provident originates long term fixed rate loans for resale at origination generally on a servicing retained basis and, through its mortgage company, originates FHA/VA loans for resale on a servicing released basis. Those strategies are consistent with Provident's community bank orientation, as evidenced in the Bank's loan portfolio composition (see Exhibit I-7). Although historically a residential lender, the Bank has managed to reduce the concentration of permanent residential mortgages to 38.4 percent of net loans ($737.8 million). The remainder of the portfolio includes sizable concentrations of commercial mortgage loans, commercial business loans and second mortgage loans.

     The Bank offers a wide array of products and services and has diversified its loan portfolio with mortgages secured by multi-family and commercial properties totaling $516.7 million, equal to 26.9 percent of loans. Additional diversification has been provided by

RP Financial, LC.
Page 1.20

commercial business loans and mortgage warehouse lending, which represented growing segments of the loan portfolio, equal to $152.0 million (7.9 percent of loans) and $147.0 million (7.7 percent of loans), respectively, as of June 30, 2002. The balance of the loan portfolio consists primarily of various types of consumer credit including second mortgage loans, home equity loans, marine loans and other consumer installment loans.

     Provident originates both fixed rate and adjustable rate 1-4 family loans. The Bank's general philosophy is to seek to originate adjustable rate loans and/or fixed rate loans for portfolio with maturities of 15 years or less and sell longer-term fixed rate loans through various secondary market conduits on a servicing retained basis. Adjustable rate residential mortgage loans approximated $435.3 million, equal to 22.7 percent of total loans as of June 30, 2002 and 59 percent of total residential loans.

     The Bank originates one-to-four family loans up to a loan-to-value ("LTV") ratio of 100 percent, with private mortgage insurance ("PMI") being required for loans in excess of a 80 percent LTV ratio. Most 1-4 family loan originations are secured by property in the local market. As a complement to 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans as well as variable rate lines of credit.

     In addition to permanent mortgage lending, Provident finances mortgage warehouse lines for approximately 25 mortgage bankers, all of whom operate within the Bank's markets in New Jersey. The warehouse credit lines are variable rate, generally indexed to the Prime Rate or the federal funds rate. The warehouse credit lines fluctuate based on the mortgage bankers' loan volumes and time of the month and typically range from $100 million to $170 million and equaled $147.0 million as of June 30, 2002.

     Construction lending has been a modest part of overall lending operations over the last several years and the construction loan balance totaled $92.9 million, equal to 4.8 percent of net loans as of June 30, 2002. Provident originates construction loans as it seeks to participate in the growth occurring in the market, shorten the average duration of assets, and support asset yields. The majority of the Bank's construction lending is in the areas proximate to where Provident maintains branch offices in northern and central New Jersey. Construction loans made to the

RP Financial, LC.
Page 1.21

homeowners are generally construction/permanent loans. Additionally, Provident makes construction loans to builders for either spec or pre-sold homes. The Bank limits builders to a maximum number of spec homes and carefully controls draws to ensure that the Bank's disbursements are being applied to the construction of the collateral property. The Bank also originates commercial construction loans for the purpose of building a variety of types of multi-family and commercial structures.

     In conjunction with its construction lending, the Bank has also made land development loans. Land development loans are typically tied to the construction of residential housing and are limited to local developers with whom the Bank has established relationships for the purpose of developing residential subdivisions (i.e., installing roads, sewers, water and other utilities), as well as loans to individuals to build lots. Land development loans are secured by a lien on the property and made with a variety of fixed and adjustable terms and are made with maximum loan-to-value ratios of 75 percent of the improved value of the property. The Bank may finance the acquisition, development and construction of projects and all such loans will be secured by properties in its local markets. The Bank seeks to obtain personal guarantees from the principals of its corporate borrowers.

     Provident has and will continue to make loans for the purchase or financing of various types of multi-family and commercial real estate loans. Provident's commercial real estate and multi-family loan portfolios are largely comprised of loans originated in-house and secured by properties in the primary market in the Bank's New Jersey markets. At June 30, 2002, the balance of multi-family and commercial mortgage loans equaled $94.2 million (4.9 percent of net loans) and $422.6 million (22.0 percent of net loans), respectively. Multi-family and commercial real estate loans are secured by apartments and other structures such as office buildings, strip malls, retail shops and various other properties. Most income producing property loans are for the purpose of financing existing structures rather than new construction. The typical balance of a multi-family or commercial mortgage loan ranges between $3 to $5 million; the policy limit is $17.5 million per loan and $35 million per relationship. Management typically limits the maximum loan-to-value ratio to 75 percent and seeks to maintain at least a 1.2 times debt coverage ratio. Consistent with the broad product line appropriate for a community bank, Provident's lending activity is expected to continue to include multi-family and commercial real

RP Financial, LC.
Page 1.22

estate with such loans targeted for growth as the Bank continues to more fully develop its commercial account relationships.

     C&I loans comprise a growing segment of the commercial loan portfolio and equaled approximately $152.0 million or 7.9 percent of net loans as of June 30, 2002. The Bank employs a group of loan officers each responsible for C&I lending or real estate-based commercial lending.

     The Bank offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured loans. Security can include commercial real estate or other assets such as inventory, equipment or accounts receivable. Unsecured business loans, which are made infrequently, are generally reserved for customers with very strong financial conditions and a demonstrated capacity to repay their obligations. Provident expects to continue to pursue a similar lending strategy going forward, with the portfolio becoming more heavily weighted toward commercial loans including loans secured by commercial real estate as the Bank continues to develop its community bank operating strategy.

     The consumer loan portfolio consists primarily of home equity and indirect marine loans, supplemented by various other types of consumer installment credit made primarily to customers of the Bank. As of June 30, 2002, consumer loans totaled $294.2 million, equal to 15.3 percent of net loans. Consumer loans are comprised of three principal components as follows: (1) home equity and second mortgage loans; (2) marine loans; and (3) other consumer installment loans. Home equity and second mortgage loans totaled approximately $179.0 million as of June 30, 2002, or approximately 60.8 percent of consumer installment loans. Interest rates on home equity lines of credit are typically floating while second mortgage loans are typically fixed with maturities extending out to a maximum of 15 years.

     Marine loans equaled $103.0 million as of June 30, 2002. Marine loans are originated through relationships with a small number of loan brokers who maintain relationships with various boat dealers on the eastern coast of the U.S. Marine loans are secured by both new and late model boats and are originated in a procedure whereby Bank personnel process and

RP Financial, LC.
Page 1.23

underwrite the loans to Bank standards using information provided by the dealers. When appropriate, borrower information is confirmed by the Bank before a marine loan is approved. Marine loans are capped at a maximum of $750,000 and Provident requires a minimum 20 percent downpayment from the borrower.

     Loan Originations, Purchases and Sales

          Exhibit I-10 shows the Bank's loan originations, purchases, sales and repayments over the past three fiscal years and for the first six months of fiscal 2002, highlighting Provident's three prong lending strategy. In this regard, residential mortgage loan originations have comprised the largest single component of the Bank's lending volume, increasing to $215.9 million in fiscal 2001 and $154.2 million for the first six months of 2002, comprising approximately 35 to 40 percent of total loans originated (excluding mortgage warehouse loans). The remaining loans originated are spread among various loan types including commercial, commercial and multi-family mortgage, construction and consumer loans. Additionally, while mortgage warehouse lending comprises a significant proportion of overall loan origination volumes, their balance sheet and earnings impact is comparatively limited given their modest average balances (owing to the high turnover rate) and yields.

          Residential mortgage loans are primarily originated through salaried and commissioned loan personnel, as well as through selected purchases. The Bank employs both salaried and commissioned loan officers. Salaried loan personnel are located in the branches or loan department and are responsible for handling walk-in traffic and customers calling into Provident. Commissioned loan officers, currently totaling nine, solicit and originate loans for the Bank throughout the entire market area. In recent periods, the commissioned originators employed by the Bank have originated approximately 85 percent of the Bank's residential mortgage loan volume. Provident also purchases residential mortgage loans primarily from the New Jersey-based mortgage bankers with whom it maintains a warehouse line financing relationship. Loans purchased by the Bank primarily are secured by properties located in New Jersey. The purchased loans are underwritten to conform to the Bank's guidelines, and the Bank usually obtains the right to service the loans.

RP Financial, LC.
Page 1.24

          The Bank has structured the commercial lending function into two groups with one handling real estate-based transactions and the other managing C&I loans. As stated previously, the employment of seasoned commercial lenders has been undertaken in conjunction with the gradual restructuring of the Bank to a more intensive commercial orientation. All the commercial loan officers are compensated on a salary basis and are responsible for originating commercial loans and the on-going servicing of their commercial accounts. The focus of this business has been in areas of New Jersey served by Provident's branches. The Bank expects to continue to increase the level of commercial loans in the future and may employ additional commercial loan officers in order to accomplish this objective.

          Consumer loans are generated in two fashions. Direct loans are typically made to customers of the Bank and are made through applications taken at the call center and branch offices. Occasionally, the Bank will utilize direct marketing (primarily for home equity loans) to increase loan volumes. Marine loans are originated through several loan brokers who maintain relationships with dealers throughout the eastern coast of the United States.

Asset Quality

     Provident's asset quality has remained strong over the last five fiscal years, notwithstanding the growth of the Bank's loan portfolio, including growth in higher risk-weight loans. Specifically, as reflected in Exhibit I-11, the balance of non-performing assets ("NPAs") equaled $4.8 million as of June 30, 2002, or 0.15 percent of assets. At that date, the Bank's loan loss reserves equaled $22.0 million, or 1.14 percent of the net loan portfolio (see Exhibit I-12 for details); the reserve coverage as a percent of NPAs was 462 percent. While Provident's historical delinquency rate and loss experience suggest limited credit risk exposure for the Bank, the recent growth of the loan portfolio, particularly in higher risk-weight loans, tends to increase the Bank's credit risk exposure relative to historical levels. Additionally, Provident has some significant loan concentrations as the Banks 50 largest lending relationships aggregated to $380.1 million, equal to 19.8 percent of the loan portfolio and reflecting an average balance of $7.8 million per relationship.

     The Bank reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other

RP Financial, LC.
Page 1.25

factors such as historical loss experience, industry trends and local real estate market and economic conditions. Historically, a portion of the Bank's allowance for loan losses has been categorized as unallocated rather than being allocated to specific loan categories. The unallocated part of the allowance has been maintained in recognition of the inherent risks resulting from the following concentrations in the Bank's loan portfolio: the significance of loans in the higher risk categories of commercial real estate, multi-family, and C&I loans and other commercial loans, concentrations in geographic locations of properties on which such loans have been made and the aggregate amount of loans outstanding to large borrowers. The combination of these three concentrations impacts the risk level of the Bank's loan portfolio. The unallocated portion of the allowance tends to be a greater percent of the total allowance in periods when the economy is strong and equaled $5.7 million as of June 30, 2002.

Funding Composition and Strategy

     As of June 30, 2002, the Bank's assets were funded primarily with deposits, borrowings and retained earnings. Local retail deposits have consistently addressed the substantial portion of Provident's funding needs. Deposits are substantially retail in nature and certificates of deposits ("CDs") accounted for 42.8 percent of Provident's deposits at June 30, 2002. The Bank expects to continue its policy of not using brokered deposits.

     The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank presently offers savings, interest bearing demand deposits, non-interest bearing demand deposits, money market accounts and time deposits. The flow of deposits is significantly influenced by general economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Local retail deposits have consistently addressed the substantial portion of Provident's funding needs, and the Bank relies primarily on paying competitive rates, service and long-standing relationships with customers to attract deposits. Certificates of deposit ("CDs") comprise the largest single account category (42.8 percent of total deposits) but savings and transaction accounts comprise the bulk of deposits.

     CDs historically have been concentrated in short-term maturities, as the Bank has traditionally been very rate competitive on maturities up to one year. As of June 30, 2002, approximately 84.5 percent of CDs had remaining maturities of one year or less. Provident's

RP Financial, LC.
Page 1.26

transaction and savings accounts now comprise 57.2 percent of total deposits which reflects a modest increase relative to the level prevailing over the last five fiscal years, which is partially attributable to the Bank's marketing efforts designed to increase the balance of commercial and individual checking accounts.

     As of June 30, 2002, borrowed funds totaled $194.9 million and consisted of FHLB advances and reverse repurchase agreements. The level of borrowings have fluctuated over time based on their cost relative to deposits, the Bank's liquidity requirements, and interest rate risk considerations. In the future, Provident may utilize FHLB advances more heavily in connection with potential leveraging and/or interest rate risk management strategies. Exhibit I-4 provides detail of the Bank's borrowings activities during the past three years and for the six months ended June 30, 2002.

Subsidiaries

     Provident has three active subsidiaries: (1) PSB Funding Corporation; (2) Provident Investment Services; and (3) Provident Mortgage. PSB Funding Corporation ("PSB Funding") was formed in May 2000 as a REIT under New Jersey law in order to provide financial flexibility for the Bank with the additional benefit of minimizing the Bank's state tax liability.

     Provident Investment Services, Inc. ("Provident Investment") is the vehicle through which the Bank offers alternative financial products and services such as mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. Such products are currently offered through a contractual arrangement with a third party vendor.

     Provident Mortgage was acquired in July 2001 for the purpose of originating FHA/VA and other alternative loan products to customers within the Bank's geographical footprint. Provident Mortgage has recently received delegated approval authority from HUD to originate loans and is in the process of employing originators and increasing loan origination volumes. It is projected that the operations of Provident Mortgage will become a positive contributor to the Bank's earnings by the third calendar quarter of 2002.

RP Financial, LC.
Page 1.27

     Additionally, Provident Title, LLC is a joint venture in which the Bank has a 49 percent interest and Investor's Title Agency, Inc. has a 51 percent interest. Provident Title, LLC is licensed to sell title insurance in the State of New Jersey and commenced operations in August 2001.

     Provident will continually evaluate the merits of subsidiary activities in the future based on their profit potential.

Legal Proceedings

     Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

     Provident currently conducts operations out of its executive offices in Jersey City, New Jersey and 48 full service depository branches located in 10 counties throughout northern and central New Jersey. As of June 30, 2001, Provident maintained a 1.4 percent share of all New Jersey deposits, ranked 15th in the size of deposits overall. The Bank operates in two primary markets: northern New Jersey and central New Jersey including the shore area of central New Jersey. Overall, the counties in which the Bank operates encompass 69 percent of the entire population of New Jersey, providing the Bank with access to a large base of potential customers.

     The Bank's market areas provide distinct differences in demographics and economic characteristics. The northern New Jersey market (including Bergen, Essex, Hudson, Middlesex, Morris, Somerset and Union Counties) represents the greatest concentration of population, deposits and income in the state. For example, these counties combined represent 51 percent of the entire New Jersey population and a similar percentage of New Jersey households. The northern New Jersey market also represents the greatest concentration of Provident's retail operations -- both lending and deposit gathering -- and based on its high level of economic activity, the northern New Jersey markets provide the most significant opportunities for future growth. The central New Jersey market including the shore market (i.e., Monmouth and Ocean Counties) represents a strong concentration of population and income, and is an increasingly popular resort and retirement economy -- providing opportunities for deposit growth and residential lending.

     Over the past decade, New Jersey has experienced the effects of substantial banking consolidation. In the early 1990s, certain out-of-state banks acquired New Jersey financial institutions and, later in the decade, such acquirors became subject to mergers themselves. In the northern New Jersey market, for example, large out-of-state competitors include Fleet Bank, Bank of New York, PNC Bank, Sovereign Bank, First Union National Bank, and Bank of New York. Additionally, there are a number of strong locally-based competitors such as Valley National Bank, Commerce Bank, Trust Company of New Jersey and Hudson City Savings Bank.

RP Financial, LC.
Page 2.2

Competition is similar in the central New Jersey areas with many of these aforementioned institutions competing in the Bank's central New Jersey market such as Mercer, Monmouth and Ocean Counties.

     Future growth opportunities for Provident are influenced by growth, stability of the statewide and regional economies, other demographic population trends and the competitive environment. These factors have been examined to help determine the Bank's growth potential and the relative economic health of the market areas served, as they have a direct bearing on the pro forma market value of Provident and have been factored into our valuation analysis accordingly.

Market Area Demographics

     Overall, the regional market areas served exhibit a range of historical and projected demographic trends (see Table 2.1), as would be expected given the broad coverage of the Provident branch network. Typical of a well established urban/suburban market, the northern New Jersey counties include the greatest concentration of population and number of households. Generally, the population growth in the older urbanized areas near the main office has been comparatively modest while outlying suburban areas have experienced relatively high rates of growth which are projected to continue through 2006. Specifically, the population growth rate in Hudson, Essex and Union Counties, which are proximate to the Bank's main office and where more than 60 percent of total deposits were maintained increased at a 1 percent annual rate or less over the last decade, while a majority of the Bank's markets in outlying areas increased at a comparatively higher level.

     The highest income levels in the market areas served are in the suburban counties of Morris, Somerset, Bergen, Middlesex and Monmouth, with each reporting 2001 median household income and per capita income in excess of $60,000, which is well in excess of the state and national averages of $54,281 and $41,914, respectively. (see Table 2.1). Conversely, Hudson and Essex Counties where Provident operates a total of 21 offices and maintains approximately 57 percent of its deposit base reported comparatively modest median household income levels, equal to $36,386 and $41,678, respectively, as of 2001.

                                    Table 2.1
                               The Provident Bank
                         Summary Demographic Information

                                          Year                 Growth     Growth
                             ------------------------------     Rate       Rate
                               1990       2001       2006     1990-01   2001-2006
                             --------   --------   --------   -------   ---------
                                                                (%)        (%)
Population(000)
United States                 248,710    275,247    287,640     0.9%       0.9%
New Jersey                      7,730      8,504      8,865     0.9%       0.8%
Bergen                            825        891        919     0.7%       0.6%
Essex                             778        794        815     0.2%       0.5%
Hudson                            553        617        648     1.0%       1.0%
Mercer                            326        354        368     0.8%       0.8%
Middlesex                         672        763        813     1.2%       1.3%
Monmouth                          553        624        659     1.1%       1.1%
Morris                            421        475        500     1.1%       1.0%
Ocean                             433        522        564     1.7%       1.6%
Somerset                          240        305        340     2.2%       2.2%
Union                             494        526        542     0.6%       0.6%

Households(000)
United States                  91,947    103,400    108,897     1.1%       1.0%
New Jersey                      2,795      3,097      3,222     0.9%       0.8%
Bergen                            309        333        343     0.7%       0.6%
Essex                             279        285        290     0.2%       0.3%
Hudson                            209        233        245     1.0%       1.0%
Mercer                            117        127        132     0.8%       0.7%
Middlesex                         239        270        286     1.1%       1.2%
Monmouth                          198        227        240     1.3%       1.1%
Morris                            149        172        181     1.3%       1.1%
Ocean                             168        205        221     1.8%       1.5%
Somerset                           88        112        124     2.1%       2.1%
Union                             180        187        191     0.3%       0.4%

Median Household Income($)
United States                $ 29,199   $ 41,914   $ 49,127     3.3%       3.2%
New Jersey                     39,066     54,281     54,454     3.0%       0.1%
Bergen                         48,831     64,011     64,589     2.5%       0.2%
Essex                          32,576     46,796     41,678     3.3%      -2.3%
Hudson                         24,920     38,523     36,386     4.0%      -1.1%
Mercer                         39,182     57,917     54,555     3.6%      -1.2%
Middlesex                      45,997     61,520     56,402     2.7%      -1.7%
Monmouth                       43,232     60,542     63,687     3.1%       1.0%
Morris                         57,538     81,784     78,264     3.2%      -0.9%
Ocean                          33,049     46,970     50,202     3.2%       1.3%
Somerset                       56,748     79,296     76,875     3.1%      -0.6%
Union                          39,872     53,242     50,395     2.7%      -1.1%

                                    Table 2.1
                               The Provident Bank
                         Summary Demographic Information

                                          Year                 Growth     Growth
                             ------------------------------     Rate       Rate
                               1990       2001       2006     1990-01   2001-2006
                             --------   --------   --------   -------   ---------
                                                                (%)        (%)
Per Capita Income($)
United States                $ 13,179   $ 22,162     N.A.       4.8%       N.M.
New Jersey                     16,783     26,772     N.A.       4.3%       N.M.
Bergen                         21,567     32,569     N.A.       3.8%       N.M.
Essex                          15,133     24,744     N.A.       4.6%       N.M.
Hudson                         11,740     20,608     N.A.       5.2%       N.M.
Mercer                         16,508     29,098     N.A.       5.3%       N.M.
Middlesex                      17,881     27,388     N.A.       4.0%       N.M.
Monmouth                       18,384     30,537     N.A.       4.7%       N.M.
Morris                         22,737     37,433     N.A.       4.6%       N.M.
Ocean                          15,157     22,916     N.A.       3.8%       N.M.
Somerset                       23,552     37,776     N.A.       4.4%       N.M.
Union                          17,303     26,105     N.A.       3.8%       N.M.

2001 Age Distribution(%)   0-14 Yrs.   15-24 Yrs.   25-44 Yrs.   45-64 Yrs.   65+ Yrs.   Median Age
                           ---------   ----------   ----------   ----------   --------   ----------
United States                21.6%        13.7%        30.3%        21.7%       12.6%       35.5
New Jersey                   20.7%        12.1%        30.7%        22.9%       13.6%       37.2
Bergen                       18.2%        10.8%        29.6%        25.5%       15.9%       40.1
Essex                        21.5%        13.2%        30.9%        22.1%       12.3%       35.9
Hudson                       19.7%        13.1%        34.7%        20.9%       11.7%       35.4
Mercer                       20.2%        13.8%        30.3%        22.5%       13.1%       36.7
Middlesex                    19.7%        13.1%        32.3%        22.0%       13.0%       36.6
Monmouth                     21.6%        11.4%        30.3%        23.9%       12.8%       37.7
Morris                       19.9%        11.0%        30.9%        26.3%       11.9%       38.4
Ocean                        20.3%        10.3%        26.1%        20.6%       22.8%       40.7
Somerset                     21.8%         9.4%        33.4%        24.1%       11.3%       37.4
Union                        19.7%        11.7%        30.0%        23.5%       15.1%       38.4

                           Less Than   $15,000 to   $25,000 to   $50,000 to   $100,000 to
2001 HH Income Dist.(%)     $15,000      24,999      $49,999      $99,999       $149,999    $150,000+
                           ---------   ----------   ----------   ----------   -----------   ---------
United States                14.5%        12.5%        32.3%        29.8%         7.4%         3.5%
New Jersey                   11.4%         9.5%        24.9%        32.6%        13.0%         8.5%
Bergen                       10.5%         7.1%        22.5%        30.8%        16.3%        12.7%
Essex                        15.3%         9.4%        28.3%        27.4%        11.2%         8.4%
Hudson                       19.9%        12.7%        30.1%        24.4%         8.3%         4.7%
Mercer                       11.7%         6.9%        22.0%        34.1%        13.6%        11.6%
Middlesex                     9.7%         6.9%        22.9%        36.7%        15.3%         8.5%
Monmouth                      9.2%         7.8%        23.0%        31.3%        16.8%        11.8%
Morris                        6.1%         5.9%        16.2%        33.0%        21.2%        17.7%
Ocean                        13.2%        13.5%        26.0%        33.8%        10.2%         3.3%
Somerset                      4.5%         7.2%        16.9%        34.9%        19.9%        16.6%
Union                        12.0%        10.2%        25.3%        33.8%         9.3%         9.5%

Source: CACI

RP Financial, LC.
Page 2.5

     The highest median ages were in Ocean County (the county with the highest growth rate of retirees) and Bergen County, with both counties having concentrations of residents over 65 years old. The median age in the shore areas including Ocean County has recently been influenced by the influx of a large number of retirees, many of whom have relocated from northern New Jersey.

Local Economy

     Unemployment trends in the primary market area counties have generally been consistent with state averages (see Table 2.2) which are consistent with U.S. national averages. New Jersey has experienced an increase in unemployment rates over the most recent twelve month period, consistent with but faster than the national trends. In this regard, the recessionary economic environment through the first nine months of the year, which was exacerbated in the last quarter by the events of September 11th, have led to increasing unemployment rates in Provident's markets, in a range of 1.5 percent to 2.3 percent.

                           Table 2.2
                        Provident Bank
                Market Area Unemployment Trends

                    March 2001     March 2002      +/-
Region             Unemployment   Unemployment   Change
----------------   ------------   ------------   ------

United States          4.3%           5.7%        1.4%
New Jersey             3.8            5.6         1.8
Bergen County          3.1            4.8         1.7
Essex County           4.7            6.9         2.2
Hudson County          5.5            7.8         2.3
Mercer County          2.9            4.6         1.7
Middlesex County       3.1            4.8         1.7
Monmouth County        3.2            4.9         1.7
Morris County          2.4            4.2         1.8
Ocean County           4.1            5.6         1.5
Somerset County        2.1            4.1         2.0
Union County           3.9            6.0         2.1

(1)  Unemployment rates are not seasonally adjusted.

Source: CACI, U.S. Bureau of Labor Statistics.

RP Financial, LC.
Page 2.6

Market Area Deposit Characteristics

     The Bank maintains an approximate 1.4 percent deposit share of the New Jersey market statewide and enjoys significant shares in the counties served (see Table 2.3). Importantly, in addition to market share in Hudson and Essex Counties in excess of 4 percent ($815 million and $485 million), the Bank was able to achieve moderate deposit growth approximating 5 percent over the two years ended June 30, 2001.

     As mentioned earlier, the competition for deposit share in New Jersey is intense. The impacts of large out-of-state competitors and local consolidation have combined to intensify the competition for deposits. Against that backdrop, the Bank has positioned itself as a strictly "New Jersey based" institution and has successfully attracted business from customers unhappy with mergers at their previous institutions. Notwithstanding the success in increasing deposits in the past, the Bank recognizes the competitive landscape as becoming increasingly intense, as commercial banks and large thrift competitors combine with non-financial companies to attract deposit funds. In order to address the increasingly competitive landscape, Provident continually evaluates its competitive posture and will implement new products and services if appropriate.

                                    Table 2.3
                               The Provident Bank
                                 Deposit Summary

                                                       As of June 30,
                          -------------------------------------------------------------------
                                        1999                               2001
                          --------------------------------   --------------------------------     Deposit
                                         Market     # of                    Market     # of     Growth Rate
                            Deposits      Share   Branches     Deposits      Share   Branches    1999-2001
                          ------------   ------   --------   ------------   ------   --------   -----------
                                                   (Dollars in Thousands)                           (%)
State of New Jersey       $141,283,197   100.0%     2,967    $167,712,156   100.0%     3,020        9.0%
   Commercial Banks         99,131,689    70.2%     2,214     123,619,364    73.7%     2,238       11.7%
   Savings Institutions     42,151,508    29.8%       753      44,092,792    26.3%       782        2.3%
      The Provident Bank     2,077,215     1.5%        53       2,286,137     1.4%        48        4.9%

Bergen County             $ 23,616,811   100.0%       437    $ 27,680,252   100.0%       451        8.3%
   Commercial Banks         13,740,073    58.2%       310      18,220,993    65.8%       326       15.2%
   Savings Institutions      9,876,738    41.8%       127       9,459,259    34.2%       125       -2.1%
      The Provident Bank       142,644     0.6%         4         168,069     0.6%         4        8.5%

Essex County              $ 12,321,185    52.2%       236    $ 11,667,148   100.0%       247       -2.7%
   Commercial Banks          8,547,139    36.2%       176       7,393,574    63.4%       172       -7.0%
   Savings Institutions      3,774,046    16.0%        60       4,273,574    36.6%        75        6.4%
      The Provident Bank       465,239     3.8%         5         485,365     4.2%         6        2.1%

Hudson County             $ 14,246,945    60.3%       164    $ 18,307,875   100.0%       163       13.4%
   Commercial Banks         10,773,453    45.6%       104      14,717,095    80.4%       105       16.9%
   Savings Institutions      3,473,492    14.7%        60       3,590,780    19.6%        58        1.7%
      The Provident Bank       755,191     5.3%        17         814,774     4.5%        15        3.9%

Mercer County             $  6,692,560    28.3%       125    $  7,003,656   100.0%       127        2.3%
   Commercial Banks          4,922,215    20.8%        93       5,374,109    76.7%        96        4.5%
   Savings Institutions      1,770,345     7.5%        32       1,629,547    23.3%        31       -4.1%
      The Provident Bank        31,456     0.5%         1          31,907     0.5%         1        0.7%

Middlesex County          $ 14,275,787    60.4%       217    $ 24,873,429   100.0%       223       32.0%
   Commercial Banks         10,436,100    44.2%       156      20,852,785    83.8%       157       41.4%
   Savings Institutions      3,839,687    16.3%        61       4,020,644    16.2%        66        2.3%
      The Provident Bank       183,923     1.3%         4         225,105     0.9%         4       10.6%

Monmouth County           $  8,784,329    37.2%       221    $  9,906,827   100.0%       230        6.2%
   Commercial Banks          5,493,252    23.3%       164       6,262,542    63.2%       171        6.8%
   Savings Institutions      3,291,077    13.9%        57       3,644,285    36.8%        59        5.2%
      The Provident Bank       176,883     2.0%         8         205,723     2.1%         7        7.8%

Morris County             $  8,087,330    34.2%       196    $  8,677,499   100.0%       209        3.6%
   Commercial Banks          6,175,167    26.1%       155       6,747,928    77.8%       169        4.5%
   Savings Institutions      1,912,163     8.1%        41       1,929,571    22.2%        40        0.5%
      The Provident Bank        20,653     0.3%         3          22,656     0.3%         2        4.7%

                                    Table 2.3
                               The Provident Bank
                                 Deposit Summary

                                                       As of June 30,
                          -------------------------------------------------------------------
                                        1999                                   2001
                          --------------------------------   --------------------------------     Deposit
                                         Market     # of                    Market     # of     Growth Rate
                            Deposits      Share   Branches     Deposits      Share   Branches    1999-2001
                          ------------   ------   --------   ------------   ------   --------   -----------
                                                   (Dollars in Thousands)                           (%)
Ocean County              $  8,263,009    35.0%       190    $  8,952,808   100.0%     196          4.1%
   Commercial Banks          4,356,115    18.4%       120       4,661,384    52.1%     122          3.4%
   Savings Institutions      3,906,894    16.5%        70       4,291,424    47.9%      74          4.8%
      The Provident Bank       162,531     2.0%         6         168,178     1.9%       4          1.7%

Somerset County           $  4,134,199    17.5%       100    $  4,557,666   100.0%     104          5.0%
   Commercial Banks          3,536,746    15.0%        85       3,914,065    85.9%      90          5.2%
   Savings Institutions        597,453     2.5%        15         643,601    14.1%      14          3.8%
      The Provident Bank       103,963     2.5%         3         120,131     2.6%       3          7.5%

Union County              $ 10,230,163    43.3%       189    $ 13,246,302   100.0%     195         13.8%
   Commercial Banks          6,304,043    26.7%       127       9,045,286    68.3%     127         19.8%
   Savings Institutions      3,926,120    16.6%        62       4,201,016    31.7%      68          3.4%
      The Provident Bank        34,732     0.3%         2          44,229     0.3%       2         12.8%

Source: FDIC.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

     This chapter presents an analysis of Provident's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Provident is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Provident, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading histories. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 240 fully-converted publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the

RP Financial, LC.
Page 3.2

extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Provident will be a fully-converted public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Provident. In the selection process, we applied two "screens" to the universe of all public companies:

     . Screen #1. All New Jersey Institutions. There were a total of five publicly-traded savings institutions in the State of New Jersey and all were somewhat comparable to the Bank in terms of asset size as well as other relevant financial and operating characteristics. Given the importance of the regional market in financial institution pricing, all of the publicly-traded savings institutions based in the State of New Jersey were included in the Peer Group. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New Jersey thrifts.

     . Screen #2. Mid-Atlantic, Midwest and New England savings institutions with assets between $1 billion and $5 billion, equity-to-assets ratios of at least 10.0 percent and positive core return on assets ratios. Six companies met the criteria for Screen #2 and all were included in the Peer Group: American Financial Holdings of CT, Berkshire Hills Bancorp of MA, CFS Bancorp of IN, First Place Financial Corp. of OH, United Community Financial Corp. of OH and Troy Financial Corp. of NY.
          Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded thrifts meeting the search criteria established in Screen #2.

     Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Provident, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Provident's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                                August 5, 2002(1)

                                                      Primary      Operating   Total           Fiscal  Conv.  Stock  Market
Ticker  Financial Institution              Exchg.      Market      Strat.(2)  Assets  Offices   Year   Date   Price  Value
------  ---------------------------------  ------  --------------  ---------  ------  -------  ------  -----  -----  ------
                                                                                                               ($)   ($Mil)
AMFH    American Fin. Holdings of CT (3)    OTC    Central CT        Thrift    2,835     34     12-31  11/99  28.08    628
FSLA    First Sentinel Bancorp of NJ        OTC    Eastern NJ        Thrift    2,194     23     12-31  04/98  13.90    420
UCFC    United Community Fin. of OH         OTC    Youngstown OH     Thrift    1,936     29     12-31  07/98   8.38    296
PFSB    PennFed Fin. Services of NJ         OTC    Northern NJ       Thrift    1,843     21     06-30  07/94  25.69    189
OCFC    OceanFirst Fin. Corp of NJ          OTC    Eastern NJ        Thrift    1,722     16     12-31  07/96  20.52    294
FPFC    First Place Fin. Corp. of OH        OTC    Northeast OH      Thrift    1,648     24     06-30  01/99  17.90    252
CITZ    CFS Bancorp, Inc of Munster IN      OTC    IN,IL             Thrift    1,583     23     12-31  07/98  13.80    183
TRYF    Troy Financial Corp of Troy NY      OTC    Eastcentral NY    Thrift    1,117     21     09-30  03/99  27.85    277
BHL     Berkshire Hills Bancorp of MA (3)   AMEX   Western MA        Thrift    1,035     11     12-31  06/00  23.97    147
FMCO    FMS Fin Corp. of Burlington NJ      OTC    Southern NJ       Thrift    1,033     34     12-31  12/88  10.75     69
PBCI    Pamrapo Bancorp, Inc. of NJ         OTC    Northern NJ       Thrift      551     11     12-31  11/89  14.25     73

     NOTES:  (1)  Or most recent date available (M=March, S=September,
                  D=December, J=June, E=Estimated, and P=Pro Forma)
             (2)  Operating strategies are: Thrift=Traditional Thrift,
                  M.B.=Mortgage Banker, R.E.=Real Estate Developer,
                  Div.=Diversified, and Ret.=Retail Banking.
             (3)  FDIC savings bank institution.

     Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

     Date of Last Update: 08/05/02

RP Financial, LC.
Page 3.4

     . American Financial Holdings of CT. American Financial is a $2.8 billion institution operating through 34 offices in Connecticut. The overall balance sheet composition is relatively comparable to the Peer Group average although the loan portfolio reflects a more limited level of diversification. Similarly, the portion of American Financial's operations funded through deposits is similar although borrowings are lower reflecting its higher capital ratio in comparison to the Peer Group average. Profitability ratios are above the Peer Group average reflecting the earnings benefit of its relatively strong capital ratio coupled with its efficient level of operating expense. Asset quality was favorable relative to the Peer Group, both in terms of the level of NPAs and reserve coverage ratio.

     . First Sentinel Bancorp of NJ. First Sentinel is a $2.2 billion asset thrift operating through 23 branch offices in northern New Jersey, including many of the same markets in which Provident operates. First Sentinel maintains a comparatively higher level of investment securities and borrowings in relation to the Peer Group, reflecting implementation of a wholesale leveraging strategy. The loan portfolio composition reflects a lower level of diversification into high risk-weight loans. Profitability is above the Peer Group average facilitated by the lowest operating expense ratio of any of the Peer Group institutions. Similarly, First Sentinel's relatively strong earnings are supported by its favorable asset quality and coverage ratios in comparison to the Peer Group average.

     . United Community Financial Corp. of OH. United Community, with an asset base of $1.9 billion, operates through 29 branch offices in eastern and north-central Ohio and western Pennsylvania. The asset and funding structures reflect a higher proportion of loans and deposits, respectively. The capital ratio exceeds the Peer Group average, which is reflective of the capital raised in the stock conversion offering completed in July 1998. United Community's ROA is comparable to the Peer Group average as the benefit of a strong net interest margin and favorable levels of fee income are offset by a comparatively higher operating expense ratio. Asset quality ratios are less favorable than the Peer Group average, both in terms of the ratio of NPAs and the reserve coverage ratios.

     . PennFed Financial Services of NJ. PennFed is a $1.8 billion asset thrift operating through 21 branch offices in New Jersey. PennFed's balance sheet reflects a modestly higher ratio of loans and a lower ratio of deposits than the Peer Group averages. Loan portfolio diversification was more limited than the Peer Group given its higher ratio of single family mortgage loans. The ROA is below the Peer Group average primarily reflecting low spreads attributable to its higher overall funding costs.

RP Financial, LC.
Page 3.5

          Asset quality is favorable in terms of the level of NPAs while reserve coverage is lower than the Peer Group average.

     . OceanFirst Financial Corp. of NJ. OceanFirst is a $1.7 billion asset savings and loan holding company operating 16 branch offices, primarily in Ocean and Monmouth Counties in New Jersey. OceanFirst's balance sheet reflects a higher ratio of loans in comparison to the Peer Group while deposits are slightly below the Peer Group average offset by its higher utilization of borrowed funds. The loan portfolio composition reflects a lower level of diversification into high risk-weight loans. Profitability is above the Peer Group average facilitated by a relatively strong net interest margin. OceanFirst's relatively strong earnings are supported by its modest level of NPAs while the reserve coverage ratios are relatively comparable to the Peer Group average.

     . First Place Financial Corp. of OH. First Place Financial, with an asset base of $1.6 billion, operates through 24 branch offices in northeastern Ohio. Interest-earning assets reflect a higher proportion of loans than the Peer Group while funding sources are relatively similar. The loan portfolio composition reflects a lower level of diversification into high risk-weight loans. Profitability is above the Peer Group average facilitated by a favorable operating expense ratio. Asset quality ratios are less favorable than the Peer Group average, both in terms of the ratio of NPAs and the reserve coverage ratios.

     . CFS Bancorp, Inc. of IN. CFS Bancorp is a $1.6 billion asset thrift operating through 23 branch offices in Indiana and Illinois within the Chicago metropolitan area. CFS Bancorp maintains a high level of investment/MBS securities and borrowings, reflecting a wholesale leveraging strategy. The loan portfolio composition reflects greater emphasis on commercial, multi-family, and construction lending while non-mortgage lending is limited in relation to the Peer Group. The ROA is below the Peer Group average primarily reflecting low spreads attributable to its higher overall funding costs. Asset quality ratios are less favorable than the Peer Group average, both in terms of the ratio of NPAs and the reserve coverage ratios.

     . Troy Financial Corp. of NY. Troy Financial has $1.1 billion in assets and operates out of 21 offices in upstate New York. Troy Financial's balance sheet composition compares closely to the Peer Group average in terms of the ratio of loans and investments while there is a greater retail aspect to funding operation in view of the higher ratio of borrowings and proportionately lower use of borrowed funds. The loan portfolio composition reflects a greater level of diversification into high risk-weight loans with particular emphasis on commercial and multi-family mortgage

RP Financial, LC.
Page 3.6

          loans. Troy Financial's ROA was very strong and was supported by a comparatively high capital ratio and favorable cost of funds. NPAs were below the Peer Group average while reserve coverage exceeded the Peer Group averages.

     . Berkshire Hills Bancorp of MA. Berkshire Hills Bancorp has $1.0 billion in assets and operates out of 11 offices in western Massachusetts. Berkshire Hills Bancorp reported a modestly higher ratio of loans and deposits in comparison to the Peer Group average, reflecting a comparatively greater retail orientation. Berkshire Hills Bancorp has diversified its loan portfolio to include commercial and consumer loans to a much greater extent than any of the other Peer Group institutions, which resulted in a very high risk assets/total assets ratio. While the net interest margin and fee income were very strong, loan loss provisions and a relatively higher operating expense ratio contributed to a lower ROA in relation to the Peer Group average. Asset quality ratios were modestly less favorable in comparison to the Peer Group, both in terms of the NPA/assets ratio and reserve coverage in relation to NPAs.

     . FMS Financial Corp. of OH. FMS Financial, with an asset base of $1.0 billion, operates through 34 branch offices in southern New Jersey. Interest-earning assets reflect a lower proportion of loans than the Peer Group and a higher ratio of deposits. The loan portfolio composition reflects a lower level of diversification into high risk-weight loans. The ROA is below the Peer Group average attributable to both the highly leveraged capital ratio and the impact of FMS Financial's comparatively higher operating expense ratio. Asset quality ratios are mixed in comparison to the Peer Group as NPAs/Assets and reserve coverage in relation to total loans are favorable while reserves as a percent of NPAs are lower.

     . Pamrapo Bancorp, Inc. of NJ. Pamrapo Bancorp, with an asset base of $551 million and 11 branch offices is the smallest Peer Group company but was included in the Peer Group based on its operation in many of the same markets as Provident. The asset and funding structures reflect a higher proportion of loans and deposits, respectively. Pamrapo Bancorp is primarily a mortgage lender and residential and commercial/multi-family mortgage loans both comprise a higher proportion of total loans than the Peer Group. Pamrapo Bancorp's ROA is higher than the Peer Group average benefiting from strong asset yields and a favorable cost of funds. Asset quality ratios are less favorable than the Peer Group average, both in terms of the ratio of NPAs and the reserve coverage ratios.

RP Financial, LC.
Page 3.7

     In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (10.76 percent of assets versus 10.41 percent for all public companies), generate higher earnings as a percent of average assets (0.92 percent core ROAA versus 0.74 percent for all public companies), and generate a slightly higher core ROE (8.68 percent core ROE versus 7.51 percent for all public companies). Overall, the Peer Group's average P/B ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

                                             All
                                       Publicly-Traded   Peer Group
                                       ---------------   ----------
Financial Characteristics (Averages)
Assets ($Mil)                              $ 1,957        $ 1,591
Market capitalization ($Mil)               $   261        $   257
Equity/assets (%)                            10.41%         10.76%
Core return on assets (%)                     0.74%          0.92%
Core return on equity (%)                     7.51%          8.68%

Pricing Ratios (Averages)(1)
Core price/earnings (x)                      16.41x         17.86x
Price/book (%)                              137.21%        158.04%

(1)  Based on market prices as of August 2, 2002.

     Ideally, the Peer Group companies would be comparable to Provident in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Provident, as will be highlighted in the following comparative analysis.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for Provident and the Peer Group. Provident's net worth base of 10.1 percent was modestly below the Peer Group's average net worth ratio of 10.8 percent; however, with the addition of stock proceeds, the Bank's pro forma capital position (consolidated with the holding company) will exceed the Peer Group's ratio. The Bank's and the Peer Group's equity consisted of a small amount of intangible assets, equal to 0.7 percent and 1.0 percent, respectively, of assets on average. The increased equity is anticipated to

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                              As of March 31, 2002

                                                                              Balance Sheet as a Percent of Assets
                                                                 ---------------------------------------------------------------
                                       Cash &      MBS &                   Borrowed  Subd.   Net   Goodwill  Tng Net     MEMO:
                                     Equivalents  Invest  Loans  Deposits    Funds   Debt   Worth  & Intang   Worth   Pref. Stock
                                     -----------  ------  -----  --------  --------  -----  -----  --------  -------  -----------
Provident Bank

   June 30, 2002                         4.8       27.7    62.6    82.4       6.4     0.0    10.1    0.7       9.4       0.0

All Public Companies                     6.0       22.4    67.3    67.5      20.2     0.1    10.3    0.5       9.8       0.0
All Public Companies                     6.0       22.4    67.3    67.5      20.2     0.1    10.3    0.5       9.8       0.0
State of NJ                              3.3       35.4    58.5    66.8      22.1     0.1     9.0    0.2       8.8       0.0
Comparable Group Average                 5.6       26.3    63.6    67.8      19.4     0.1    10.8    1.0       9.8       0.0
   Mid-Atlantic Companies                3.5       29.1    63.5    68.2      20.4     0.2     8.9    0.6       8.3       0.0
   Mid-West Companies                   10.4       22.7    62.6    66.2      20.7     0.0    11.8    0.9      10.9       0.0
   New England Companies                 4.6       23.2    65.7    69.3      14.1     0.0    14.8    2.3      12.5       0.0

Comparable Group

Mid-Atlantic Companies

FMCO FMS Fin Corp. of Burlington NJ     11.7       50.1    34.5    71.3      19.0     1.0     5.2    0.0       5.2       0.0
FSLA First Sentinel Bancorp of NJ        1.8       38.2    57.0    61.6      26.0     0.0    10.2    0.2      10.0       0.0
OCFC OceanFirst Fin. Corp of NJ          1.1       17.5    77.0    64.7      26.1     0.0     8.3    0.1       8.2       0.0
PBCI Pamrapo Bancorp, Inc. of NJ         2.7       24.5    70.6    76.1      13.2     0.0     8.8    0.0       8.8       0.0
PFSB PennFed Fin. Services of NJ         1.8       21.1    75.0    61.6      28.5     0.0     6.3    0.3       6.0       0.0
TRYF Troy Financial Corp of Troy NY      2.0       23.4    66.8    73.9       9.8     0.0    14.6    2.8      11.8       0.0

Mid-West Companies

CITZ CFS Bancorp, Inc of Munster IN     16.0       24.4    55.7    58.7      29.2     0.0    10.6    0.0      10.6       0.0
FPFC First Place Fin. Corp. of OH        7.1       31.2    57.0    66.5      21.2     0.0    11.2    1.3      10.0       0.0
UCFC United Community Fin. of OH         8.1       12.5    75.1    73.3      11.7     0.0    13.6    1.4      12.2       0.0

New England Companies

AMFH American Fin. Holdings of CT        3.4       32.1    56.5    67.0      14.4     0.0    16.3    3.6      12.7       0.0
BHL  Berkshire Hills Bancorp of MA       5.8       14.3    74.9    71.7      13.9     0.0    13.3    1.0      12.3       0.0

                                                    Balance Sheet Annual Growth Rates                    Regulatory Capital
                                     ---------------------------------------------------------------  -------------------------
                                             MBS, Cash &                   Borrows.   Net    Tng Net
                                     Assets  Investments  Loans  Deposits  &Subdebt  Worth    Worth   Tangible  Core   Reg. Cap.
                                     ------  -----------  -----  --------  --------  ------  -------  --------  -----  ---------
Provident Bank

   June 30, 2002                      11.12     53.77     -2.21    10.52     7.83     12.68   14.85     9.39     9.39    14.93

All Public Companies                   7.82     15.72      4.44    10.10     1.86      3.32    2.55     9.32     9.22    16.85

All Public Companies                   7.82     15.72      4.44    10.10     1.86      3.32    2.55     9.32     9.22    16.85
State of NJ                           12.54      6.11     14.49     7.87    33.67      0.91    1.49     8.49     8.83    20.86
Comparable Group Average              13.70     12.05     13.74    14.75    26.14     -2.03   -5.05     8.81     8.81    15.84
   Mid-Atlantic Companies              9.90      3.35     12.78     5.76    24.37      0.71    1.21     8.46     8.46    16.61
   Mid-West Companies                 12.47      9.00     12.43    18.22    18.01     -6.34   -9.96     8.80     8.80    14.89
   New England Companies              26.96     42.74     18.61    36.50    42.78     -3.80  -16.50     9.86     9.86    14.97

Comparable Group

Mid-Atlantic Companies

FMCO FMS Fin Corp. of Burlington NJ   21.59     21.92     22.80    14.60    45.98     10.39   10.61     6.40     6.40    17.96
FSLA First Sentinel Bancorp of NJ     11.19     17.10      5.79     8.64    18.59     -0.79   -0.43     9.17     9.17    19.46
OCFC OceanFirst Fin. Corp of NJ        3.08    -22.60     11.72    -0.53    18.25     -7.74   -7.65     7.21     7.21    12.73
PBCI Pamrapo Bancorp, Inc. of NJ      12.64     -7.61     23.52     5.17       NM      4.24    4.24     7.47     7.47    14.77
PFSB PennFed Fin. Services of NJ       6.88     -6.33     12.29     2.64    21.21      1.32    3.24     8.41     8.41    16.06
TRYF Troy Financial Corp of Troy NY    4.01     17.60      0.56     4.02    17.82     -3.15   -2.74    12.10    12.10    18.66

Mid-West Companies

CITZ CFS Bancorp, Inc of Munster IN   -7.06     -4.62     -9.57    -4.14    -8.41    -16.51  -16.51     8.52     8.52    15.30
FPFC First Place Fin. Corp. of OH      1.78     23.86     -9.91     7.78    -1.26     -4.76   -4.90     8.60     8.60    14.52
UCFC United Community Fin. of OH      42.69      7.76     56.76    51.02    63.70      2.24   -8.46     9.28     9.28    14.84

New England Companies

AMFH American Fin. Holdings of CT     49.96     54.01     39.47    69.31    61.54      0.71  -21.36     9.05     9.05    14.20
BHL  Berkshire Hills Bancorp of MA     3.96     31.46     -2.25     3.70    24.03     -8.31  -11.64    10.66    10.66    15.74

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 3.9

enhance Provident's earnings potential through reinvestment of proceeds and lower funding costs. However, at the same time, the Bank's increased pro forma capital position is expected to result in a significant decline in return on equity (based on core earnings) over the near term. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; on a post-offering basis the Bank is anticipating a stronger cushion over capital requirements relative to the Peer Group.

     The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for Provident and the Peer Group. Provident maintained a slightly lower concentration of loans as a percent of assets than the Peer Group (62.6 percent versus 63.6 percent for the Peer Group), while the Bank's cash and investments-to-assets ratio was higher than the comparable ratio for the Peer Group (32.5 percent versus 31.9 percent for the Peer Group). Overall, Provident's interest-earning assets amounted to 95.1 percent of assets, which was below the comparable Peer Group ratio of 95.5 percent. The Bank's lower ratio of interest-earning assets was partially the result of the significant investment in BOLI (1.5 percent of assets), an asset which was not present on the Peer Group's balance sheets to the same degree.

     Provident's funding liabilities reflected some minor differences relative to that of the Peer Group's funding composition. The Bank's deposits equaled
82.4 percent of assets, which was above the Peer Group average of 67.8 percent. Conversely, borrowings accounted for a lower portion of the Bank's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 6.4 percent and 19.4 percent for Provident and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 88.8 percent and 87.2 percent for Provident and the Peer Group, respectively, with the Bank's higher ratio resulting in part, from maintenance of a lower level of capital on a pre-conversion basis.

     A key measure of balance sheet strength and earnings power is the IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is above Provident's ratio, based on respective ratios of 109.5 percent and 107.1 percent. The shortfall is present as a result of the Bank's lower pre-conversion capital and the higher level of non-interest earning assets. The additional capital realized from stock proceeds should provide Provident with an IEA/IBL ratio that exceeds the

RP Financial, LC.
Page 3.10

level currently maintained by the Peer Group, as the interest-free capital realized in Provident's stock offering is expected to be deployed primarily into interest-earning assets.

     The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months. Provident posted lower asset growth than the Peer Group, based on annual growth rates equal to 11.12 percent and
13.70 percent, respectively, as loan balances decreased over the most recent twelve month period, which stands in contrast to the average loan growth rate of
13.74 percent turned in by the Peer Group. Importantly, the Peer Group's balance sheet growth was supported by acquisition-related increases experienced by two companies (American Financial Holdings of CT and United Community Financial Corp. of OH) which skewed the Peer Group averages upward). Excluding these two companies, the Peer Group's average asset growth equaled 6.45 percent.

     Cash flow from loan principal repayments (loans shrank by 2.21 percent) and deposit growth flowed into cash and investments for Provident (53.77 percent growth) while the growth rates for loan and investments were more balanced for the Peer Group companies (12.05 percent and 13.74 percent growth, respectively). The Bank's deposits increased at a rate of 10.52 percent in comparison to average growth of 14.75 percent turned in by the Peer Group while the growth rate of borrowings was higher for the Peer Group in comparison to the Bank (26.14 percent versus 7.83 percent).

     The Bank's equity increased 12.68 percent, versus shrinkage of 2.03 percent on average for the Peer Group. The relatively strong equity growth for the Bank contrasts with reduction of equity reported by the Peer Group notwithstanding the comparable ROA levels and is reflective of the impact of dividend and capital management strategies implemented by the Peer Group companies. The increase in capital realized from conversion proceeds, as well as potential dividend payments on the newly-issued common stock, coupled with possible stock repurchases will pose further limitations on the Bank's capital growth rate following the stock offering. However, given Provident's significant pro forma capital position, the need for further growth of the Bank's capital is substantially diminished.

RP Financial, LC.
Page 3.11

Income and Expense Components

     Provident and the Peer Group both reported net income to average assets ratios equal to 0.97 percent (see Table 3.3), based on earnings for the twelve months ended June 30, 2002, for the Bank and March 31, 2002 for the Peer Group, unless indicated otherwise. Provident's core profitability in relation to the Peer Group is characterized by a higher level of net interest income and non-interest income, the benefits of which are offset by the higher level of operating expense reported by the Bank.

     The Bank's lower interest expense ratio relative to the Peer Group average more than offset the disadvantage in terms of interest income. Accordingly, the Bank's net interest income ratio, before loan loss provisions, of 3.76 percent was 58 basis points higher than the Peer Group average of 3.18 percent. The Bank's 30 basis point lower interest income ratio and lower asset yields are more than offset by a favorable cost of funds, reflecting the favorable funding structure (i.e., comparatively lower level of CDs) and more limited use of wholesale borrowings.

     Loss provisions were a smaller factor impacting the Bank's earnings, amounting to 0.07 percent and 0.15 percent of average assets for Provident and the Peer Group, respectively. Although the Bank's asset quality and history of chargeoffs have been favorable, it maintains a higher risk-weighted asset ratio in comparison to the Peer Group, the impact of which will be evaluated in a section to follow.

     Sources of non-interest operating income were higher for the Bank in comparison to the Peer Group, equal to 0.76 percent and 0.54 percent, respectively. Factors contributing to the Bank's higher level of non-interest income include the higher proportion of fee generating deposits (i.e., consumer and commercial transaction accounts) and expansion into non-traditional areas such as the offering of brokerage and insurance products.

     The higher level of net interest and non-interest income generated by the Bank is substantially offset by Provident's higher operating expenses. Specifically, the Bank's operating expense ratio before goodwill amortization, equal to 2.97 percent of average assets, is above the Peer Group average of 2.21 percent. Factors contributing to the higher expense ratio primarily include the relatively higher costs associated with Provident's diversification efforts as well as the significant investments in people and infrastructure the Bank has been incurring to posture

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 2002

                                                       Net Interest Income                        Other Income
                                                ---------------------------------             ---------------------
                                                                           Loss       NII                             Total
                                         Net                              Provis.    After    Loan   R.E.    Other    Other
                                       Income   Income   Expense   NII    on IEA    Provis.   Fees   Oper.   Income   Income
                                       ------   ------   -------   ----   -------   -------   ----   -----   ------   ------
Provident Bank

   June 30, 2002                        0.97     6.26      2.50    3.76    0.07      3.69     0.00    0.00    0.76     0.76

All Public Companies                    0.85     6.73      3.63    3.10    0.18      2.92     0.07    0.01    0.48     0.56

All Public Companies                    0.85     6.73      3.63    3.10    0.18      2.92     0.07    0.01    0.48     0.56
State of NJ                             1.02     6.53      3.46    3.07    0.05      3.03     0.06    0.00    0.20     0.27
Comparable Group Average                0.97     6.56      3.38    3.18    0.15      3.03     0.10    0.00    0.44     0.54
   Mid-Atlantic Companies               1.00     6.52      3.30    3.22    0.08      3.15     0.08    0.00    0.28     0.36
   Mid-West Companies                   0.86     6.61      3.79    2.82    0.13      2.69     0.18    0.00    0.58     0.75
   New England Companies                1.07     6.59      3.00    3.59    0.39      3.21     0.03   -0.02    0.75     0.76

Comparable Group

Mid-Atlantic Companies

FMCO  FMS Fin Corp. of Burlington NJ    0.67     5.96      2.96    3.00    0.02      2.98     0.01   -0.01    0.40     0.40
FSLA  First Sentinel Bancorp of NJ      1.25     6.28      3.41    2.86    0.03      2.84     0.04    0.00    0.20     0.24
OCFC  OceanFirst Fin. Corp of NJ        1.11     6.78      3.43    3.35    0.09      3.26     0.28    0.02    0.13     0.42
PBCI  Pamrapo Bancorp, Inc. of NJ       1.13     7.17      3.25    3.91    0.12      3.80     0.06    0.00    0.32     0.39
PFSB  PennFed Fin. Services of NJ       0.77     6.67      4.11    2.56    0.08      2.48     0.05    0.00    0.15     0.20
TRYF  Troy Financial Corp of Troy NY    1.05     6.26      2.61    3.65    0.13      3.52     0.03   -0.01    0.47     0.49

Mid-West Companies

CITZ  CFS Bancorp, Inc of Munster IN    0.57     6.10      4.00    2.10    0.05      2.05     0.08    0.00    0.42     0.50
FPFC  First Place Fin. Corp. of OH      1.04     6.72      3.89    2.83    0.18      2.65     0.00   -0.01    0.37     0.36
UCFC  United Community Fin. of OH       0.97     7.03      3.49    3.53    0.17      3.37     0.45    0.00    0.94     1.39

New England Companies

AMFH  American Fin. Holdings of CT      1.32     6.04      3.02    3.03    0.01      3.02     0.00    0.01    0.53     0.54
BHL Berkshire Hills Bancorp of MA       0.83     7.14      2.98    4.16    0.76      3.40     0.07   -0.05    0.96     0.98

                                         G&A/Other Exp.      Non-Op. Items      Yields, Costs, and Spreads
                                       ------------------   ---------------   -------------------------------
                                                                                                                 MEMO:       MEMO:
                                         G&A     Goodwill    Net    Extrao.     Yield       Cost     Yld Cost   Assets/    Effective
                                       Expense    Amort.    Gains    Items    On Assets   Of Funds    Spread    FTE Emp.   Tax Rate
                                       -------   --------   -----   -------   ---------   --------   --------   --------   ---------
Provident Bank

   June 30, 2002                         2.97      0.08      0.02     0.00      6.69        3.08       3.61       4,454      31.10

All Public Companies                     2.33      0.04      0.18    -0.02      6.64        3.95       2.69       4,555      33.90

All Public Companies                     2.33      0.04      0.18    -0.02      6.64        3.95       2.69       4,555      33.90
State of NJ                              1.73      0.05      0.05    -0.01      6.73        3.90       2.84       6,563      34.67
Comparable Group Average                 2.21      0.05      0.10    -0.01      6.86        3.91       2.95       5,030      36.22
   Mid-Atlantic Companies                2.00      0.04      0.07    -0.01      6.78        3.71       3.07       5,128      34.36
   Mid-West Companies                    2.41      0.05      0.25    -0.02      6.97        4.42       2.54       3,784      36.89
   New England Companies                 2.54      0.06     -0.01     0.00      6.95        3.73       3.22       6,606      40.82

Comparable Group

Mid-Atlantic Companies

FMCO  FMS Fin Corp. of Burlington NJ     2.41      0.00      0.06     0.00      6.20        3.22       2.98       2,476      35.24
FSLA  First Sentinel Bancorp of NJ       1.23      0.04      0.02     0.00      6.47        3.90       2.57       7,339      31.43
OCFC  OceanFirst Fin. Corp of NJ         2.17      0.01      0.28    -0.06      7.07        3.80       3.27       4,243      34.31
PBCI  Pamrapo Bancorp, Inc. of NJ        2.41      0.00      0.00     0.00      7.33        3.65       3.68       5,919      36.67
PFSB  PennFed Fin. Services of NJ        1.40      0.11      0.01     0.00      6.84        4.57       2.26       6,956      35.36
TRYF  Troy Financial Corp of Troy NY     2.39      0.08      0.03     0.00      6.80        3.14       3.66       3,838      33.13

Mid-West Companies

CITZ  CFS Bancorp, Inc of Munster IN     1.91      0.00     -0.08     0.00      6.33        4.58       1.76       4,511      41.34
FPFC  First Place Fin. Corp. of OH       1.88      0.07      0.46     0.00      7.24        4.51       2.72       4,162      31.81
UCFC  United Community Fin. of OH        3.42      0.08      0.37    -0.05      7.34        4.18       3.15       2,678      37.52

New England Companies

AMFH  American Fin. Holdings of CT       1.78      0.03      0.18     0.00      6.41        3.95       2.46       9,449      31.77
BHL Berkshire Hills Bancorp of MA        3.30      0.09     -0.19     0.00      7.50        3.52       3.98       3,762      49.87

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.13

itself for the future. The Bank's operating expense ratio will likely continue to trend higher than the Peer Group over the near term given management's indicated strategic direction.

     Taking non-interest operating income into account in comparing profitability, Provident's efficiency ratio (operating expenses including intangible amortization as a percent of the sum of non-interest operating income (excluding non-recurring gains) and net interest income) of 67.6 percent was modestly less favorable than the Peer Group's efficiency ratio of 60.8 percent. However, the efficiency ratio should improve with the reinvestment of the net conversion proceeds.

     Non-operating expense, consisting of the gains realized on the distribution of common stock equaled 0.02 percent of average assets for Provident, while non-operating gains average 0.10 percent of average assets for the Peer Group. Such income and expense items are believed to be largely non-recurring for the Bank and will be excluded from the core earnings analysis in the valuation section to follow.

     The Bank's effective tax rate for the last 12 months of 31.10 percent, compares favorably to the higher tax rate of 36.22 percent for the Peer Group.

Loan Composition

     The Bank's loan portfolio reflects a comparatively smaller concentration of residential mortgage loans and MBS, which aggregated to 39.38 percent and 60.20 percent for the Bank and Peer Group, respectively (see Table 3.4). This is attributable to Provident's comparatively smaller investment in whole loans secured by 1-4 family residential properties. In this regard, permanent 1-4 family mortgage loans equaled 24.06 percent of assets for the Bank versus 44.36 percent for the Peer Group on average. The level of MBS for the Bank and the Peer Group were relatively comparable, equal to 15.32 percent and 15.84 percent of assets, respectively.

     The Bank's lending activities show greater diversification in most segments outside of the 1-4 family residential mortgage loan category. Specifically, construction, multi-family and commercial mortgage, commercial and consumer loans aggregated to 39.22 percent of assets for the Bank versus an average of
18.31 percent for the Peer Group. While part of the disparity results from the Bank's mortgage warehouse lines are classified as commercial loans for

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.4
               Loan Portfolio Composition and Related Information
                         Comparable Institution Analysis
                              As of March 31, 2002

                                               Portfolio Composition as a Percent Assets
                                       --------------------------------------------------------
                                                 1-4    Constr.    5+Unit   Commerc.               RWA/     Serviced    Servicing
Institution                             MBS    Family   & Land    Comm RE   Business   Consumer   Assets   For Others     Assets
------------------------------------   -----   ------   -------   -------   --------   --------   ------   ----------   ---------
                                        (%)      (%)      (%)       (%)        (%)        (%)       (%)      ($000)       ($000)
Provident Bank                         15.32    24.06     3.03     16.85      9.75        9.59     65.97     399,397      3,580

All Public Companies                   12.28    41.04     4.16     13.87      4.49        3.76     60.06     551,352      5,811

All Public Companies                   12.28    41.04     4.16     13.87      4.49        3.76     60.06     551,352      5,811
State of NJ                            27.76    48.65     1.00      5.92      0.29        1.61     46.55     125,562      1,324
Comparable Group Average               15.84    44.36     2.35      8.85      3.42        3.69     56.88     198,780      1,727

Comparable Group

AMFH  American Fin. Holdings of CT      7.94    42.25     0.33      0.01      0.53        0.12     41.05     133,756        331
BHL   Berkshire Hills Bancorp of MA     3.86    26.89     2.22      9.45     22.60       16.46     80.95      43,372          0
CITZ  CFS Bancorp, Inc of Munster IN   19.16    36.42     6.00     12.21      0.13        1.51     58.08      19,344          0
FMCO  FMS Fin Corp. of Burlington NJ   40.30    25.51     0.61      5.65      0.41        0.78     37.61      11,502          0
FPFC  First Place Fin. Corp. of OH     13.52    46.11     3.76      5.37      6.57        0.73     60.90     674,675      6,640
FSLA  First Sentinel Bancorp of NJ     29.29    44.38     3.26      8.71      0.30        0.58     49.20     101,077         99
OCFC  OceanFirst Fin. Corp of NJ       13.54    68.20     0.47      0.65      0.09        8.90     60.41     585,541      8,477
PBCI  Pamrapo Bancorp, Inc. of NJ      22.81    50.00     1.24     15.25      0.73        0.23     53.13       1,478          0
PFSB  PennFed Fin. Services of NJ      10.86    65.80     0.01      6.08      0.38        0.79     54.01     179,336        691
TRYF  Troy Financial Corp of Troy NY    5.39    29.54     1.60     24.35      2.64        8.83     67.01     221,497        805
UCFC  United Community Fin. of OH       7.53    52.89     6.31      9.65      3.22        1.64     63.39     215,001      1,959

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 3.15

regulatory reporting (such loans equaled 4.8 percent of assets), there remains a disparity in the loan composition even compensating for this factor. The difference in high risk-weight loans for the Bank, particularly within the commercial loan segment, is attributable to the significant investment in terms of marketing, loan officers, etc., which Provident has made to more actively originate commercial loans.

     Overall, the Bank maintains a higher level of risk-weighted assets as a percent of assets relative to the Peer Group, approximating 65.97 and 56.88 percent, respectively. The Bank's loan servicing portfolio was relatively comparable to the Peer Group in relation to total assets while capitalized servicing assets were modest for both the Bank and the Peer Group.

Credit Risk

     The level of Provident's non-performing loans and NPAs was favorable relative to the Peer Group averages (see Table 3.5). Specifically, Provident's non-performing loans ("NPLs") and NPAs were limited, equal to 0.24 percent of loans and 0.15 percent of assets, respectively. By comparison the Peer Group reported higher NPLs and NPAs, equal to 0.61 percent and 0.45 percent respectively. Reserve coverage was favorable for the Bank, both in terms of coverage in relation to NPAs and total loans.

     Overall, Provident's credit risk exposure appears to be favorable based on its highly favorable recent history with respect to losses and chargeoffs and the low level of NPAs overall. At the same time, the nature of the Bank's loan portfolio including the high proportion of higher risk commercial credits and the limited seasoning of many of the commercial loans tends to increase the Bank's risk profile in comparison to the Peer Group. Moreover, while comparable information is not available for the Peer Group, the Bank has some significant credit concentrations as the 50 largest lending relationships aggregated to $380.1 million, equal to 19.8 percent of the loan portfolio and reflecting an average balance of $7.8 million per relationship.

Interest Rate Risk

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, Provident's similar pre-conversion capital position and lower

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.5
                  Credit Risk Measures and Related Information
                         Comparable Institution Analysis
               As of March 31, 2002 or Most Recent Date Available

                                                 NPAs &                               Rsrves/
                                        REO/    90+Del/   NPLs/   Rsrves/   Rsrves/   NPAs &    Net Loan    NLCs/
Institution                            Assets   Assets    Loans    Loans     NPLs     90+Del    Chargoffs   Loans
------------------------------------   ------   -------   -----   -------   -------   -------   ---------   -----
                                         (%)      (%)      (%)      (%)       (%)       (%)      ($000)      (%)
Provident Bank                          0.00      0.15     0.24     1.13     474.56    462.27       987      0.05

All Public Companies                    0.11      0.72     0.95     0.98     203.21    156.94       382      0.17

All Public Companies                    0.11      0.72     0.95     0.98     203.21    156.94       382      0.17
State of NJ                             0.02      0.29     0.44     0.73     259.84    210.71       361      0.12
Comparable Group Average                0.05      0.45     0.61     1.00     269.32    231.34       523      0.19

Comparable Group

AMFH  American Fin. Holdings of CT      0.00      0.16     0.27     1.19     441.13    436.06        41      0.01
BHL   Berkshire Hills Bancorp of MA     0.19      0.63     0.42     1.37     329.12    166.19     1,785      0.90
CITZ  CFS Bancorp, Inc of Munster IN    0.09      0.95     1.53     0.89      58.02     52.54       560     -0.01
FMCO  FMS Fin Corp. of Burlington NJ    0.03      0.33     0.86     1.18     136.78    125.10        37      0.00
FPFC  First Place Fin. Corp. of OH      0.06      0.80     1.32     1.02      77.04     71.43       408      0.16
FSLA  First Sentinel Bancorp of NJ      0.00      0.09     0.13     1.03     775.31    658.56        25      0.00
OCFC  OceanFirst Fin. Corp of NJ        0.01      0.23     0.30     0.67     224.35    214.09     2,375      0.74
PBCI  Pamrapo Bancorp, Inc. of NJ       0.04      0.68     0.61     0.59      97.00     61.26        62      0.07
PFSB  PennFed Fin. Services of NJ       0.01      0.15     0.19     0.39     206.14    192.23        26      0.01
TRYF  Troy Financial Corp of Troy NY    0.02      0.28     0.37     1.90     507.77    468.11       277      0.15
UCFC  United Community Fin. of OH       0.06      0.63     0.75     0.82     109.91     99.16       154      0.04

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
               As of March 31, 2002 or Most Recent Date Available

                                         Balance Sheet Measures
                                       --------------------------
                                                          Income
                                                         Non-Earn                  Quarterly Change in Net Interest
                                       Equity/   IEA/     Assets/   ---------------------------------------------------------------
Institution                            Assets     IBL     Assets    03/31/02   12/31/01   09/30/01   06/30/01   03/31/01   12/31/01
------------------------------------   -------   -----   --------   --------   --------   --------   --------   --------   --------
                                         (%)      (%)      (%)       (change in net interest income is annualized in basis points)
Provident Bank                            9.4    107.1      4.9          2         20         15          3          3         -5

All Public Companies                      9.7    108.8      4.3          3          8          1          2         -0         -1

All Public Companies                      9.7    108.8      4.3          3          8          1          2         -0         -1
State of NJ                               8.8    109.1      2.9         12          7          8         -4          6         -6
Comparable Group Average                  9.8    109.5      4.5          7         -3          3         -6          3         -9

Comparable Group

AMFH  American Fin. Holdings of CT       12.7    112.9      8.0         25        -13          3        -27        -23          0
BHL   Berkshire Hills Bancorp of MA      12.3    111.1      4.9        -22         17         -4         16        -12         -3
CITZ  CFS Bancorp, Inc of Munster IN     10.6    109.3      3.9         10        -29        -13        -31          3        -14
FMCO  FMS Fin Corp. of Burlington NJ      5.2    105.5      3.8         25          5         -0         -6         -8        -18
FPFC  First Place Fin. Corp. of OH       10.0    108.7      4.7        -13         -7        -25         -5         NA        -45
FSLA  First Sentinel Bancorp of NJ       10.0    110.7      3.0         -9          1        -12          4          4         -3
OCFC  OceanFirst Fin. Corp of NJ          8.2    105.4      4.3         18         15         22         -3          9          7
PBCI  Pamrapo Bancorp, Inc. of NJ         8.8    109.6      2.1         15         19         26         -3        -12        -14
PFSB  PennFed Fin. Services of NJ         6.0    108.6      2.1          5         -6         17          3         30         -2
TRYF  Troy Financial Corp of Troy NY     11.8    110.1      7.8         19          9        -11         13         36         NA
UCFC  United Community Fin. of OH        12.2    112.6      4.3          2        -44         30        -23          7          3

NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 3.18

IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average. At the same time, the Bank's net interest income ratio should stabilize to some degree following the conversion, given the initial expected proceeds reinvestment strategy (primarily shorter term investment securities). Additionally, regulatory data set forth in Section One suggests that the Bank's interest rate risk exposure as measured by the change in the post-shock NPV ratio is relatively limited in relation to its industry peers (i.e., OTS regulated thrifts operating in the Northeast Region).

Summary

     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Provident. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology used to determine Provident's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted by the Department and the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot

RP Financial, LC.
Page 4.2

possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Provident's value, or Provident's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth,

RP Financial, LC.
Page 4.3

primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Provident coming to market at this time.

1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

     . Overall A/L Composition. Loans funded by retail deposits were the primary components of both Provident's and the Peer Group's balance sheets. Provident's interest-earning asset composition exhibited a slightly lower concentration of loans but a greater degree of diversification into higher risk and higher yielding types of loans. Provident maintains a higher risk-weighted assets to total assets ratio primarily owing to the greater proportion of loans including higher risk-weight loans. The Peer Group is currently supplementing deposits with higher borrowings utilization, while the Bank currently relies more heavily on deposits. Overall, as a percent of assets, the Bank maintained a lower IEA level and higher IBL level, which resulted in a more favorable IEA/IBL ratio for the Peer Group. However, the infusion of stock proceeds will serve to address the Bank's disadvantage.

     . Credit Quality. Credit quality measures reflect limited credit risk historically for both. Provident maintained a favorable ratio of NPLs and NPAs and stronger reserve coverage ratios. Overall, Provident's credit risk exposure appears to be favorable based on its highly favorable recent history with respect to losses and chargeoffs and the low level of NPAs overall. At the same time, the nature of the Bank's loan portfolio including the high proportion of higher risk commercial credits, limited seasoning of many of the commercial loans coupled with its relatively large credit concentrations, tends to increase the Bank's risk profile in comparison to the Peer Group.

     . Balance Sheet Liquidity. The Bank operated with a slightly higher level of cash and investment securities relative to the Peer Group (32.5 percent of assets versus 31.9 percent for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds retained at the Bank level are anticipated to be initially deployed into investments. Provident's future borrowing capacity was considered to be somewhat greater than Peer Group's, as the Bank's stronger pro forma capital position and lower

RP Financial, LC.
Page 4.4

          level of borrowed funds on a pre-conversion basis implied a greater capacity to leverage through the utilization of borrowings.

     . Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with the Peer Group's funding composition reflecting a higher level of borrowings. The Bank's overall funding composition provided for a lower cost of funds than maintained by the Peer Group. In total, the Provident maintained a higher level of interest-bearing liabilities than the Peer Group. However, following the stock offering, the increase in the Bank's capital ratio will serve to lower the Bank's level of interest-bearing liabilities relative to the Peer Group's.

     . Capital. The Bank maintains a slightly lower equity position in relation to the Peer Group, but on a pro forma basis the equity ratio is expected to exceed the Peer Group average. As a result, the Bank is expected to have a greater leverage capacity in comparison to the Peer Group. The Bank's pro forma return on equity ("ROE") is expected to compare unfavorably to the Peer Group average due to the Bank's higher pro forma equity, notwithstanding its modestly higher pro forma ROA.

     On balance, Provident's financial condition was considered to be more favorable than the Peer Group's, as implied by the more favorable credit quality, capital strength and overall asset/liability composition of the Bank's pro forma balance sheet. Accordingly, we concluded that a moderate upward valuation adjustment was warranted for the Bank's financial strength.

2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     . Reported Earnings. Provident reported comparable profitability relative to the Peer Group on a ROAA basis, with both reporting return on assets equal to 0.97 percent.

     . Core Earnings. On a core basis, adjusting for non-operating items for both, the Bank and the Peer Group's earnings levels are still relatively comparable (0.96 percent of average assets for the Bank versus 0.92 percent of average assets for the Peer Group). The principal difference between the Bank and the Peer Group's core earnings components arise from the Bank's greater level of loan diversification (i.e., Provident generates favorable levels of net interest and non-

RP Financial, LC.
Page 4.5

          interest income which were offset by higher operating expense). Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's core earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a stock institution, the implementation of the stock benefit plans, and the costs related to ongoing diversification and expansion.

     . Interest Rate Risk. Quarterly changes in the Bank's and the Peer Group's net interest income to average assets ratios indicated a similar degree of interest rate risk exposure in their respective net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were less favorable for the Bank on a pre-conversion basis. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide, the Bank with more significant comparative advantages relative to the Peer Group's balance sheet ratios.

     . Credit Risk. Loss provisions had a lesser impact on Provident's earnings for the past year. Furthermore, the Bank operates with a lower ratio of NPLs and NPAs and higher reserve coverage in relation to total loans, NPAs and non-performing loans. However, the recent strong growth of the loan portfolio, particularly in high risk-weight loans and relatively large credit relationships, increases the Bank's risk exposure in relation to the Peer Group.

     . Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank's recent historical growth has been less than the Peer Group's, due largely to acquisition related growth by some of the Peer Group companies. Second, the infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity and providing the Bank with additional liquidity for purposes of funding loan growth. Lastly, the markets served by the Peer Group companies are similar to or in many cases the same markets served by the Bank and, thus, do no represent an advantage or disadvantage in terms of providing opportunities for loan and deposit growth.

     . Return on Equity. Following the infusion of stock proceeds, the Bank's pro forma capital position is expected to be higher than the Peer Group, and lower pro forma core profitability will result in a significantly lower return on equity relative to the Peer Group on average.

     Overall, the Bank's comparable pre-conversion reported and core earnings, lower interest rate risk exposure and earnings growth potential were negated by its expected lower return on equity. Since the market value of financial institution stocks is driven over the long term by earnings and return on equity, RP Financial concluded that a moderate downward adjustment was warranted for the Bank's profitability, growth and viability of earnings.

RP Financial, LC.
Page 4.6

3.   Asset Growth

     Provident's asset growth was lower than Peer Group's during the period covered in our comparative analysis (positive 11.1 percent versus positive 13.7 percent for the Peer Group), largely on the basis of acquisition related growth realized by two of the Peer Group companies. On a pro forma basis, the Bank's tangible equity-to-assets ratio will be well above the Peer Group's ratio, indicating a continuance of greater leverage capacity for the Bank. The demographic characteristics of the primary market areas served by Provident and the Peer Group companies do not represent a decisive advantage for either the Bank or the Peer Group with respect to supporting retail growth opportunities. Following the conversion and operating as a stock company, the Bank will also be better positioned to pursue growth through acquisition. On balance, we believe a slight upward adjustment was warranted for this factor.

4.   Primary Market Area

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the northern New Jersey, the Bank faces significant competition for loans and deposits from larger financial institutions, who provide a broader array of services and have significantly larger branch networks than maintained by the Bank. Provident's primary market area for deposits and loans is considered to be northern and central New Jersey, where all of the Bank's branches are located, and surrounding contiguous markets. In conjunction with the national recession, the New Jersey economy has slowed from the robust pace maintained during the late-1990s and into 2000. However, the downturn in the primary market area economy has been relatively limited compared to the previous recession and the primary market area continues to experience growth in population as well as other demographic measures. Per capita and household income measures indicate that the Bank operates in a relatively affluent market area, which is also viewed as a positive in terms of limiting credit risk exposure and supporting growth opportunities.

     Overall, the markets served by the Peer Group companies were fairly comparable to the Bank's primary market. A total of five of the Peer Group companies were based in New Jersey, four of which had significant overlap of their respective branch structure with the Bank's branch

RP Financial, LC.
Page 4.7

structure. Moreover, many of the remaining Peer Group operate in other similar metropolitan areas in the northeastern and midwestern U.S. The size of the markets served with respect to population were similar for the Bank and the Peer Group and growth trends for Provident's markets appear to be somewhat favorable. The median deposit market share maintained by the Peer Group companies was higher than the Bank's market share of deposits in either Essex or Hudson County, indicating a less favorable competitive position for the Bank relative to the majority of the Peer Group companies. Comparative unemployment data shows that unemployments in the Bank's principal markets are above the Peer Group average. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. On balance, we concluded that no adjustment was appropriate for the Bank's market area.

5.   Dividends

     The Bank has indicated its intention to pay an annual cash dividend. However, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All eleven of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.12 percent to 5.26 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.73 percent as of August 2, 2002, representing an average core earnings payout ratio of 45.79 percent. As of August 2, 2002, approximately 89 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.43 percent and an average earnings payout ratio of 34.36 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     The Bank's dividend capacity will be modestly greater in relation to the Peer Group's based on its higher pro forma ROA and stronger pro forma capital ratio and relatively

RP Financial, LC.
Page 4.8

comparable ROA. On balance, we concluded that a slight upward adjustment was warranted for purposes of dividends relative to the Peer Group

6.   Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets. Ten of the Peer Group companies trade on the NASDAQ system and one Peer Group company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $69.5 million to $627.9 million as of August 2, 2002, with average and median market values of $257.1 million and $251.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 5.1 million to
35.4 million, with average and median shares outstanding of approximately 15.0 million and 13.3 million, respectively. The Bank's pro forma market value and shares outstanding are expected to be in the upper end of the range or above the comparable averages and medians for the Peer Group. It is anticipated that the Bank's stock will be quoted on the New York Stock Exchange. Overall, we anticipate that the Bank's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.   Marketing of the Issue

     We believe that three separate markets need to be considered for thrift stocks such as Provident's coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in New Jersey. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

RP Financial, LC.
Page 4.9

     A.   The Public Market

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the overall stock market has continued its dismal performance over the last year providing for the prospect that the broad market indices may decline for the three consecutive years for the first time in sixty years. While the Federal Reserve has responded to the weak economy and weak stock market by cutting interest rates, the improvement in the economy overall has been lackluster and some economists remain concerned that the economy may fall back into recession.

          As the result of profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid-June 2001. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8 through June 18, 2001. Speculation of another rate cut by the Federal Reserve at its late-June meeting provided for a relatively flat market ahead of the policy meeting. Stocks reacted mildly to the 0.25 percent rate cut implemented by the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter. Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July.

          Weak economic data and more bad earnings news from the technology sector continued to pressure stocks lower during the first half of August 2001. The Federal Reserve's 0.25 percent rate cut at its mid-August meeting did little to lift the sagging stock market, as stocks tumbled sharply on the Federal Reserve's gloomy outlook for the economy. News that consumer confidence declined for the second month in a row in August and second quarter GDP growth of 0.2 percent was the slowest growth in eight years served to sharpen the sell-off in late

RP Financial, LC.
Page 4.10

August, reflecting growing pessimism about the chances of a near term economic recovery. The stock market continued to slump in early-September, as the sharp increase in August unemployment sparked a broad-based sell-off.

          On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the DJIA dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

          The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end.

          In early-December 2001, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock

RP Financial, LC.
Page 4.11

market rally ended on news of a larger than expected increase in the November unemployment rate. Fresh concerns about the corporate earnings outlook pushed stocks lower in mid-December, despite the Federal Reserve's eleventh interest rate cut of the year. During the second half of December, stocks generally moved higher on year end buying and favorable economic data that showed surprisingly strong new home construction. Notwithstanding the year end rally, the Dow Jones Industrial Average ("DJIA") closed seven percent lower for the year and the NASDAQ Composite Index ("NASDAQ") declined 21 percent in 2001, providing for the worst two-year performance in the stock market in 23 years.

          The stock market began 2002 with a New Year rally, as investors bet on a forthcoming economic recovery and an upturn in corporate earnings. The momentum of the advance faded in mid-January, reflecting concerns that the markets were pricing in more of a recovery than the economy was showing. The Federal Reserve's decision to leave interest rates unchanged and indications that the economic downturn may be ending provided for a brief rebound in the broader stock market at the end of January. Stock market activity was mixed throughout most of February, as fears that accounting troubles similar to those impacting Enron could affect more companies weighed against hopes for an economic recovery and improved corporate earnings. The DJIA moved back above 10000 in late-February and sustained upward momentum in early-March, as favorable economic news and the Federal Reserve's cautiously optimistic assessment of the economy served to rally the broader market. Stocks traded in a narrow range in mid-March, reflecting uncertainty over the strength of the economic recovery and the possibility of future rate increases by the Federal Reserve. The Federal Reserve's decision to leave short-term rates unchanged at its mid-March meeting, as well as a shift in its policy directive to a neutral stance from one that favored additional easing, provided for a mixed reaction in the stock market. Stocks moved lower in late-March, reflecting first quarter earnings concerns and the prospect of rising interest rates.

          The general stock market declined at the beginning of the second quarter of 2002, reflecting growing concerns about the Mideast conflict. The broader stock market continued to struggle through mid-April, as the result of disappointing first quarter earnings among some of the blue chip stocks and weak earnings forecasts for the balance of 2002. Stocks continued to falter into late-April, primarily on the basis of weak first quarter earnings and growing concerns

RP Financial, LC.
Page 4.12

about the strength of the economic recovery. The extended sell-off prompted a rebound in blue-chip stocks at the end of April, but the rally sputtered on news of a sharper than expected increase in the April unemployment rate. The April 2002 unemployment rate rose to 6.0 percent, its highest level in nearly eight years.

          Stocks were largely unchanged by the Federal Reserve's widely anticipated decision to leave rates unchanged at its early-May 2002 meeting, but then rallied sharply higher the day following the meeting on hints from Cisco about a possible business rebound. Favorable economic data in the form of stronger than expected retail sales in April and rising hopes of more upbeat earnings forecast by technology firms supported further advances in stocks during mid-May. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened investor enthusiasm for stocks. Market pessimism extended the sell-off in stocks in through June and July, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders.

          As an indication of the general trends in the nation's stock markets over the past year, as of August 2, 2002, the DJIA closed at 8313.13, a decrease of 20.9 percent from one year earlier and 17.1 percent from the beginning of the year. The NASDAQ Composite Index stood at 1247.92, a decrease of 36.0 percent since the beginning of the year while the Standard & Poors 500 Index closed at
864.24 on August 2, 2002, a decline of 24.72 percent from the beginning of the year.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Expectations of further rate cuts by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June 2001. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, in which the strongest gains were again posted by the large-cap issues.

RP Financial, LC.
Page 4.13

          The positive trend in thrift stocks continued to prevail during the first half of August 2001, reflecting a continuation of the favorable interest rate environment and little threat of inflationary pressures. Thrift stocks reacted mildly to the widely anticipated 0.25 percent rate cut by the Federal Reserve in mid-August, which was followed a decline of more than 5.0 percent in the SNL Index for all publicly-traded thrifts in late-August. The decline in the market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift lenders were experiencing net interest margin compression. Thrift stocks followed the broader market lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

          In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

          Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large-cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November. Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. Expectations that earnings would benefit from

RP Financial, LC.
Page 4.14

the additional interest rate cuts implemented by the Federal Reserve during the fourth quarter supported an upward trend in thrift issues during mid- and late-December. For the year ended 2001, the SNL Index for all publicly-traded thrifts posted a gain of 5.0 percent.

          Further gains were registered in thrift stocks at the beginning of 2002, with the strongest performances again turned in by the larger companies. Expectations of strong fourth quarter earnings and growing sentiment of a slow economic recovery that would support a continuation of the steep yield curve were factors that contributed to the advance in thrift stocks. Thrift issues stabilized in mid-January and then moved higher in late-January, as investors were encouraged by fourth quarter earnings. In early-February, concerns about corporate accounting practices spilled over into the financial services sector, which translated into a general decline in bank and thrift stocks, particularly the large-cap issues. After stabilizing in mid-February, thrift issues advanced in late-February and early-March on strong fundamentals and acquisition speculation. Thrift stocks edged lower following the Federal Reserve meeting in March, reflecting growing sentiment that the economic recovery would lead to higher interest rates in the second half of the year.

          Thrift issues moved higher in early-April 2002, as investors became more optimistic about first and second quarter earnings for the thrift sector. Growing sentiment that the Federal Reserve would not raise rates in May further contributed to the upswing in thrift prices. The upward momentum in thrift stocks was sustained through mid-April, with the advance supported by favorable first quarter earnings, low inflation data and investors dumping technology stocks in favor of lower risk bank and thrift stocks. Thrift stocks stabilized in late-April in the face of a downturn experienced in broader stock market, as traditional spread lenders benefited from generally weak economic news. News of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late-May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in the months of June and July, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks. On August 2, 2002, the SNL Index for all publicly-traded thrifts

RP Financial, LC.
Page 4.15

closed at 1056.2, an increase of 3.6 percent from one year ago, and 15.0 percent from the beginning of the year.

          B.   The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          The market for converting thrifts has strengthened in conjunction with the broader thrift market over the past year, although conversion activity has remained somewhat limited. As shown in Table 4.1, only two standard conversion offerings have been completed during 2002. The average pro forma price/tangible book and price/core earnings ratios of the recent standard conversion equaled
63.7 percent and 26.8 times, respectively. There have also been two second step stock offerings completed and three mutual holding company offerings completed during the 2002 calendar year. However, the standard conversions are considered to be more relevant to Provident's pricing since the Bank is undertaking the standard conversion transaction structure, although the two institutions completing such offerings (Reserve Bancorp of PA and Heritage Bancshares of TX) are substantially smaller than Provident and operate in different markets.

RP Financial, LC.

                 Pricing Characteristics and After-Market Trends
                          Conversions Completed in 2002

---------------------------------------------------------------------------------------------------------------------------------
                                                                     Pre-Conversion Data
                                                              --------------------------------
              Institutional Information                       Financial Info.    Asset Quality         Offering Information
---------------------------------------------------------------------------------------------------------------------------------


                                        Conversion                     Equity/    NPAs/   Res.    Gross       %      % of   Exp./
Institution                    State     Date       Ticker    Assets   Assets    Assets   Cov.    Proc.    Offered   Mid.   Proc.
-----------                    -----   ---------   --------   ------   -------   ------   ----   -------   -------   ----   -----
                                                              ($Mil)     (%)      (%)     (%)    ($Mil.)     (%)      (%)    (%)
---------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
Reserve Bancorp, Inc.            PA     4/8/2002   RSVB-OTC   $   46    11.50%    0.28%   134%    $  7.4     100%    125%    5.4%
Heritage Bancshares, Inc.(1)     TX    2/26/2002   HRGB-OTC   $   40     9.71%    0.81%    93%    $  4.9     100%    112%    7.6%

                           Averages - Standard Conversions:   $   43    10.61%    0.55%   114%    $  6.1     100%    119%    6.5%
                            Medians - Standard Conversions:   $   43    10.61%    0.55%   114%    $  6.1     100%    119%    6.5%

Second Step Conversions
Brookline Bancorp, Inc.*         MA    7/10/2002   BRKL       $1,138    26.20%    0.00%     0%    $337.2      58%    132%    1.3%
Willow Grove Bancorp, Inc.*      PA     4/4/2002   WGBC       $  644     9.78%    0.75%    92%    $ 64.1      57%    132%    2.5%

                        Averages - Second Step Conversions:   $  891    17.99%    0.38%    46%    $200.7      57%    132%    1.9%
                         Medians - Second Step Conversions:   $  891    17.99%    0.38%    46%    $200.7      57%    132%    1.9%

Mutual Holding Companies(6)
Minden Bancorp, Inc.*            LA     7/2/2002   MDBC-OTC   $   65    17.43%    0.20%   204%    $  6.5      45%    132%    5.5%
New England Bancshares, Inc.     CT     6/4/2002   NEBS-OTC   $  132    10.84%    0.28%   234%    $  9.2      45%    132%    5.0%
Partners Trust Fin. Grp.*        NY     4/4/2002   PRTR       $  983    10.17%    0.95%    87%    $ 64.0      46%    132%    2.9%

                       Averages - Mutual Holding Companies:   $  393    12.81%    0.48%   175%    $ 26.6      45%    132%    4.5%
                        Medians - Mutual Holding Companies:   $  132    10.84%    0.28%   204%    $  9.2      45%    132%    5.0%

                                Averages - All Conversions:   $  436    10.79%    0.47%   120%    $ 70.5      64%    128%    4.3%
                                 Medians - All Conversions:   $  132    10.84%    0.28%    93%    $  9.2      57%    132%    5.0%

---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------


                                                              Contribution to
              Institutional Information                       Charitable Found      Insider Purchases
------------------------------------------------------------------------------------------------------------------
                                                                                 Benefit Plans
                                                                                 -------------             Initial
                                        Conversion                      % of            Recog    Mgmt.&   Dividend
Institution                    State     Date       Ticker    Form    Offering   ESOP   Plans     Dirs.     Yield
-----------                    -----   ---------   --------   -----   --------   ----   -----    ------   --------
                                                                         (%)     (%)     (%)     (%)(2)      (%)
------------------------------------------------------------------------------------------------------------------
Standard Conversions
Reserve Bancorp, Inc.            PA     4/8/2002   RSVB-OTC    NA        NA      8.0%    4.0%     10.4%     0.00%
Heritage Bancshares, Inc.(1)     TX    2/26/2002   HRGB-OTC    NA        NA      8.0%    4.0%     12.8%     0.00%

                           Averages - Standard Conversions:   N.A.      N.A.     8.0%    4.0%     11.6%     0.00%
                            Medians - Standard Conversions:   N.A.      N.A.     8.0%    4.0%     11.6%     0.00%

Second Step Conversions
Brookline Bancorp, Inc.*         MA    7/10/2002   BRKL        NA        NA      0.0%    4.0%      0.6%     3.40%
Willow Grove Bancorp, Inc.*      PA     4/4/2002   WGBC        NA        NA      8.0%    4.0%      1.8%     2.28%

                        Averages - Second Step Conversions:   N.A.      N.A.     4.0%    4.0%      1.2%     2.84%
                         Medians - Second Step Conversions:   N.A.      N.A.     4.0%    4.0%      1.2%     2.84%

Mutual Holding Companies(6)
Minden Bancorp, Inc.*            LA     7/2/2002   MDBC-OTC    NA        NA      8.0%    4.0%     17.3%     0.00%
New England Bancshares, Inc.     CT     6/4/2002   NEBS-OTC    NA        NA      8.0%    4.0%      0.3%     0.00%
Partners Trust Fin. Grp.*        NY     4/4/2002   PRTR       Stock     1.35%    8.0%    4.0%      3.2%     2.00%

                       Averages - Mutual Holding Companies:   N.A.      N.A.     8.0%    4.0%      6.9%     0.67%
                        Medians - Mutual Holding Companies:   N.A.      N.A.     8.0%    4.0%      3.2%     0.00%

                                Averages - All Conversions:   N.A.      1.35%    6.9%    4.0%      6.6%     1.10%
                                 Medians - All Conversions:   N.A.      1.35%    8.0%    4.0%      3.2%     0.00%

------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                            Pro Forma Data
                                                              ---------------------------------------
              Institutional Information                        Pricing Ratios(3)    Financial Charac.
-----------------------------------------------------------------------------------------------------


                                        Conversion                   Core          Core          Core     IPO
Institution                    State     Date       Ticker    P/TB    P/E    P/A    ROA   TE/A    ROE    Price
-----------                    -----   ---------   --------   ----   ----   ----   ----   ----   ----   ------
                                                               (%)    (x)    (%)   (%)     (%)   (%)      ($)
--------------------------------------------------------------------------------------------------------------
Standard Conversions
Reserve Bancorp, Inc.            PA     4/8/2002   RSVB-OTC   64.9%  17.4x  14.2%  0.8%   21.9%  3.7%   $10.00
Heritage Bancshares, Inc.(1)     TX    2/26/2002   HRGB-OTC   62.5%  36.3x  11.1%  0.3%   17.8%  1.7%   $10.00

                           Averages - Standard Conversions:   63.7%  26.8x  12.6%  0.6%   19.8%  2.7%   $10.00
                            Medians - Standard Conversions:   63.7%  26.8x  12.6%  0.6%   19.8%  2.7%   $10.00

Second Step Conversions
Brookline Bancorp, Inc.*         MA    7/10/2002   BRKL       94.9%  22.1x  40.2%  1.8%   42.4%  4.3%   $10.00
Willow Grove Bancorp, Inc.*      PA     4/4/2002   WGBC       96.6%  35.9x  16.1%  0.7%   16.9%  4.0%   $10.00

                        Averages - Second Step Conversions:   95.7%  29.0x  28.2%  1.2%   29.6%  4.1%   $10.00
                         Medians - Second Step Conversions:   95.7%  29.0x  28.2%  1.2%   29.6%  4.1%   $10.00

Mutual Holding Companies(6)
Minden Bancorp, Inc.*            LA     7/2/2002   MDBC-OTC   61.7%  31.3x  18.8%  0.7%   23.8%  2.8%   $10.00
New England Bancshares, Inc.     CT     6/4/2002   NEBS-OTC   65.5%  36.4x  13.8%  0.4%   21.0%  1.8%   $10.00
Partners Trust Fin. Grp.*        NY     4/4/2002   PRTR       64.5%  20.1x  12.9%  0.6%   14.9%  4.4%   $10.00

                       Averages - Mutual Holding Companies:   63.9%  29.3x  15.2%  0.6%   19.9%  3.0%   $10.00
                        Medians - Mutual Holding Companies:   64.5%  31.3x  13.8%  0.6%   21.0%  2.8%   $10.00

                                Averages - All Conversions:   72.9%  28.5x  18.2%  0.8%   22.6%  3.2%   $10.00
                                 Medians - All Conversions:   64.9%  31.3x  14.2%  0.7%   21.0%  3.7%   $10.00

--------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                              Post-IPO Pricing Trends
                                                              -------------------------------------------------------
              Institutional Information                                           Closing Price:
---------------------------------------------------------------------------------------------------------------------

                                                               First              After               After
                                        Conversion            Trading      %      First       %       First       %
Institution                    State     Date       Ticker      Day     Change   Week(4)   Change   Month(5)   Change
-----------                    -----   ---------   --------   -------   ------   -------   ------   --------   ------
                                                                ($)       (%)      ($)      (%)       ($)        (%)
---------------------------------------------------------------------------------------------------------------------
Standard Conversions
Reserve Bancorp, Inc.            PA     4/8/2002   RSVB-OTC    $12.50    25.0%    $12.80    28.0%    $12.85     28.5%
Heritage Bancshares, Inc.(1)     TX    2/26/2002   HRGB-OTC    $12.05    20.5%    $11.70    17.0%    $11.75     17.5%

                           Averages - Standard Conversions:    $12.28    22.8%    $12.25    22.5%    $12.30     23.0%
                            Medians - Standard Conversions:    $12.28    22.8%    $12.25    22.5%    $12.30     23.0%

Second Step Conversions
Brookline Bancorp, Inc.*         MA    7/10/2002   BRKL        $11.06    10.6%    $11.37    13.7%    $11.37     13.7%
Willow Grove Bancorp, Inc.*      PA     4/4/2002   WGBC        $11.00    10.0%    $11.55    15.5%    $11.62     16.2%

                        Averages - Second Step Conversions:    $11.03    10.3%    $11.46    14.6%    $11.50     15.0%
                         Medians - Second Step Conversions:    $11.03    10.3%    $11.46    14.6%    $11.50     15.0%

Mutual Holding Companies(6)
Minden Bancorp, Inc.*            LA     7/2/2002   MDBC-OTC    $11.95    19.5%    $11.95    19.5%    $11.90     19.0%
New England Bancshares, Inc.     CT     6/4/2002   NEBS-OTC    $12.30    23.0%    $12.35    23.5%    $12.35     23.5%
Partners Trust Fin. Grp.*        NY     4/4/2002   PRTR        $14.25    42.5%    $14.85    48.5%    $14.98     49.8%

                       Averages - Mutual Holding Companies:    $12.83    28.3%    $13.05    30.5%    $13.08     30.8%
                        Medians - Mutual Holding Companies:    $12.30    23.0%    $12.35    23.5%    $12.35     23.5%

                                Averages - All Conversions:    $12.16    21.6%    $12.37    23.7%    $12.40     24.0%
                                 Medians - All Conversions:    $12.05    20.5%    $11.95    19.5%    $11.90     19.0%

---------------------------------------------------------------------------------------------------------------------

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not
          Applicable, Not Available.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously converted to commercial bank charter.
(8) Converted to a commercial bank charter.

                                                                   July 12, 2002

RP Financial. LC.
Page 4.17

          There is currently one pending full-stock conversion transaction. First PacTrust Bancorp of Chula Vista, California, the proposed holding company for Pacific Trust Bank was substantially oversubscribed at the close of its offering in June 2002, and is being resolicited at a higher level (the midpoint valuation was increased by 20 percent in the resolicitation). First PacTrust's midpoint pricing ratios in the resolicitation phase of its offering (which is expected to close in mid-August) are equal to 68.7% of pro forma book value and
21.4 times pro forma earnings.

     C.   The Acquisition Market

          Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-5, there were nine thrift acquisitions of New Jersey-based savings institutions completed or announced between the beginning of 1999 through year-to-date 2002. The recent acquisition activity involving New Jersey thrifts may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence the Bank's trading price.

                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market including the new issue market for newly-converted issues, the acquisition market and the general market for common stock. Of these factors, the greatest consideration was given to volatility in the markets, both the general market and thrift stocks, and the sizeable offering proposed by Provident. Notwithstanding the Bank's market area and operations, $425 million is a large amount of stock to sell in a volatile and unsteady market. We thus believe a valuation adjustment is warranted to reflect current investor expectations and sentiment. Taking these factors and trends into account, RP Financial

RP Financial. LC.
Page 4.18

concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Management

     Provident's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Provident's Board of Directors and senior management. The financial characteristics of the Bank suggest that it is effectively managed and there appears to be a well-defined organizational structure. The Bank currently does not have any executive management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform

     As a fully-converted institution, Provident Financial and the Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP Financial. LC.
Page 4.19

Key Valuation Parameters:                                Valuation Adjustment
-------------------------                                --------------------
Financial Condition                                      Moderate Upward
Profitability, Growth and Viability of Earnings          Moderate Downward
Asset Growth                                             Slight Upward
Primary Market Area                                      No Adjustment
Dividends                                                Slight Upward
Liquidity of the Shares                                  No Adjustment
Marketing of the Issue                                   Moderate Downward
Management                                               No Adjustment
Effect of Government Regulations and Regulatory Reform   No Adjustment

Valuation Approaches

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Provident's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Provident's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent conversions.

     RP Financial's valuation placed an emphasis on the following:

     . P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain unusual items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

     . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma

RP Financial. LC.
Page 4.20

          value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Bank has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of the Bank's conversion stock as of August 2, 2002 was $425,000,000 at the midpoint, inclusive of 1,920,000 shares issued to the Foundation, equal to a value of $19,200,000 based on a per share value of $10.00 at issuance. The offering amount at the midpoint is equivalent to $405,800,000, or 40,580,000 shares at $10.00 per share.

     1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings before the cumulative effect of accounting changes equaled $28.2 million for the twelve months ended June 30, 2002. In deriving the Bank's core earnings, the adjustments

RP Financial. LC.
Page 4.21

were made to reported earnings to eliminate on a tax effected basis the gain on equity securities and the sale of fixed assets as well as goodwill impairment expense. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 37.0 percent, the Bank's core earnings were determined to equal $27.5 million for the twelve months ended June 30, 2002. (Note: see Exhibit IV-7 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                    Amount
                                                   -------
                                                    ($000)
Net Income (Trailing 12 Months Ended 6/30/02)(1)   $28,235
Less: Gain on Equity Securities                       (959)
      Gain on the Sale of Fixed Assets                (192)
Tax Effect @37% Marginal Tax Rate                      426
                                                   -------
Core Earnings Estimate                             $27,510

     (1)  Before the impact of the cumulative effect of accounting changes.

     Based on the reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $425.0 million midpoint value equaled
14.42 and 14.52 times, respectively. These pro forma multiples for the Bank indicate a discount of 10.8 percent relative to the Peer Group's median reported earnings multiple of 16.16 times and a 15.8 percent discount relative to the Peer Group median core earnings multiple of 17.24 times (see Table 4.2).

     2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio to the Bank's pro forma book value. Based on the $425.0 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios equaled 63.93 percent and 66.19 percent, respectively. In comparison to the median P/B and P/TB ratios for the Peer Group of 136.24 percent and 153.12 percent, the Bank's ratios reflected a discount of 53.1 on a P/B basis and a discount of 56.8 on a P/TB basis. RP Financial considered the discounts under the book value approach to be reasonable in light of the valuation adjustments referenced earlier and in view of the significant level of pro forma capital that, in effect, constrains the ability to increase the P/B ratio without significantly depressing

RP Financial. LC.
Page 4.22

ROE. At the supermaximum of the valuation range, the Bank's pro forma P/TB ratio equaled 73.52 percent, which is discounted from the Peer Group median by 52.0.

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Provident's value equaled 12.43 percent of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of
15.27 percent, which implies a discount of 18.6 percent for the Bank's pro forma P/A ratio.

Comparison to Recent Conversions

     As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The standard conversions completed in 2002 closed at a price/tangible book ratio of 63.7 percent (see Table 4.1). The price of the recent standard conversion appreciated by 22.5 percent during the first week of trading. Relative to the midpoint P/TB of the one pending full conversion transaction, the Bank's midpoint P/TB ratio is discounted by 3.7 percent from First PacTrust's pro forma P/TB ratio equal to 68.73 percent at the midpoint of its valuation range.

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of August 2, 2002, the estimated pro forma market value of Provident's common stock, including the contribution to the Foundation immediately following the offering, is $425,000,000 at the midpoint, equal to 42,500,000 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board determined $10.00 per

RP Financial. LC.
Page 4.23

share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.2 and are detailed in Exhibit IV-8 and Exhibit IV-9.

                   Offering     Foundation    Total Shares    Aggregate
Valuation Range     Amount     Contribution      Issued      Market Value
---------------   ----------   ------------   ------------   ------------
                   (Shares)      (Shares)       (Shares)          ($)

Minimum           34,493,000    1,655,700      36,148,700    $361,487,000
Midpoint          40,580,000    1,920,000      42,500,000     425,000,000
Maximum           46,667,000    1,920,000      48,587,000     485,870,000
Supermaximum      53,667,050    1,920,000      55,587,050     555,870,500